UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2006

HANDHELD ENTERTAINMENT, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-124421	98-0430675
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

539 Bryant Street, Suite 403 San Francisco, CA	94107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 495-6470

Vika Corp.
2310 W 2nd Ave., Suite 202
            Vancouver, BC V6K 1J1
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

HANDHELD ENTERTAINMENT, INC.

TABLE OF CONTENTS

Page

Item 1.01.	Entry into a Material Definitive Agreement	1
Item 2.01.	Completion of Acquisition or Disposition of Assets	1
	Merger	2
	Description of Our Company	3
	Description of Business	4
	Management’s Discussion and Analysis or Plan of Operations	12
	Risk Factors	18
	Security Ownership of Certain Beneficial Owners and Management	31
	Directors and Executive Officers	32
	Executive Compensation	35
	Certain Relationships and Related Transactions	37
Item 3.02.	Unregistered Sales of Equity Securities	38
Item 4.01.	Changes in Registrant’s Certifying Accountant	41
Item 5.01.	Changes in Control of Registrant.	42
Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.	42
Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year	42
Item 5.06.	Change in Shell Company Status	42
Item 9.01.	Financial Statements and Exhibits	42

i

Item 1.01. Entry into a Material Definitive Agreement

The Merger

On February 8, 2006, Vika Corp., a Nevada corporation (‘‘Vika-NV’’), was merged with and into Vika Corp., a Delaware corporation (‘‘Vika-DE’’), for the sole purpose of changing the state of incorporation to Delaware from Nevada pursuant to a Certificate of Ownership and Merger dated February 7, 2006 and approved by stockholders on February 7, 2006. Under the terms of the Certificate of Ownership and Merger, each share of Vika-NV was exchanged for one share of Vika-DE.

On February 10, 2006, Vika-DE entered into an Agreement of Merger and Plan of Reorganization (the ‘‘Merger Agreement’’) by and among Vika-DE, Handheld Entertainment, Inc., a privately held California corporation (‘‘HHE’’), and HHE Acquisition, Inc., a newly formed wholly-owned California subsidiary of Vika-DE (‘‘Acquisition Sub’’). Upon closing of the merger transaction contemplated under the Merger Agreement (the ‘‘Merger’’), Acquisition Sub will be merged with and into HHE, and HHE will become a wholly-owned subsidiary of Vika-DE. Pursuant to the terms of the Merger Agreement, following the Merger, HHE’s name will be changed to ‘‘HHE Corp.’’ and Vika-DE will change its name to Handheld Entertainment, Inc.

In addition, pursuant to the terms and conditions of the Merger Agreement:

•	Each share of HHE issued and outstanding immediately prior to the closing of the Merger will be converted into the right to receive one share of Vika-DE common stock.

•	2,350,000 shares of Vika-DE common stock, which are registered under an SB-2 for resale, will remain outstanding and 25,329,000 shares of Vika-DE outstanding common stock will be cancelled in connection with the Merger.

•	Following the closing of the Merger and the Private Placement referred to below and the cancellation of 25,329,000 shares of Vika-DE common stock, there will be 11,867,498 shares of Vika-DE common stock issued and outstanding, approximately 65.5% of which shares will be held by the former stockholders of HHE, or a greater percentage if a lesser amount is raised in the Private Placement.

•	Upon the closing of the Merger, each outstanding option or warrant to acquire HHE’s capital stock will be assumed by Vika-DE and will thereafter be exercisable for shares of Vika-DE’s common stock.

•	Vika-DE will issue a minimum of $3,500,000 of its common stock, at $2.00 per share, in a private placement on terms acceptable to HHE (the ‘‘Private Placement’’), in connection with the closing of the Merger.

•	Immediately prior to the effective time of the Merger, Scott Sutherland will resign as the sole director and officer of Vika-DE and Acquisition Sub.

•	Upon closing of the Merger, Vika-DE’s board of directors will be reconstituted to consist of Jeff Oscodar, Carl Page, Bill Keating, Geoff Mulligan and Nathan Schulhof, the existing directors of HHE.

•	Each of Vika-DE and HHE provided customary representations and warranties, pre-closing covenants and closing conditions, including approval of the Merger by HHE’s stockholders.

As of the date of the Merger Agreement and currently, there are no material relationships between Vika-DE or any of its affiliates and HHE, other than in respect of the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets

As used in this Current Report on Form 8-K, all references to the ‘‘Company,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ for periods prior to the closing of the Merger refer to HHE, and references to the ‘‘Company,’’

‘‘we,’’ ‘‘our’’ and ‘‘us’’ for periods subsequent to the closing of the Merger refer to Vika-DE and its subsidiaries. Information regarding the Company, HHE and the principal terms of the Merger are set forth below.

Merger

The Merger. On February 10, 2006, Vika-DE entered into the Merger Agreement with HHE and Acquisition Sub. Upon closing of the Merger on February 10, 2006, Acquisition Sub was merged with and into HHE, and HHE became a wholly-owned subsidiary of Vika-DE. Pursuant to the terms of the Merger Agreement, Vika-DE changed its name to Handheld Entertainment, Inc. and HHE changed its name to HHE Corp.

Pursuant to the Merger Agreement, at closing, stockholders of HHE received one share of Vika-DE’s common stock for each issued and outstanding share of HHE’s common stock. As a result, at closing Vika-DE issued 7,767,498 shares of its common stock to the former stockholders of HHE, representing approximately 65.5% of Vika-DE’s outstanding common stock following (1) the Merger, (2) the closing of the Private Placement for $3,500,000 and (3) the cancellation of 25,329,000 shares of Vika-DE common stock, in exchange for 100% of the outstanding capital stock of HHE. In connection with the closing of the Merger, Vika-DE completed a closing of the Private Placement to accredited investors of units, with each unit consisting of 25,000 shares of its common stock, and received gross proceeds of $3,500,000. See Item 3.02 below.

In connection with the Merger, 25,329,000 shares of Vika-DE common stock will be cancelled. Giving effect to the cancellation of such shares, 2,350,000 shares of our common stock are outstanding before giving effect to the stock issuances in the Merger and Private Placement. The 2,350,000 shares constitute Vika-DE’s ‘‘public float’’ prior to the Merger and will continue to represent the shares of our common stock held for resale without further registration by the holders thereof until such time as the applicability of Rule 144 or other exemption from registration under the Securities Act permits additional sales, or a further registration statement has been declared effective. Pursuant to the plan of distribution described in a registration statement on Form SB-2 filed for Vika-NV during 2005, the registered public float shares may be sold in one or more transactions, including block transactions; on such public markets or exchanges as the common stock may from time to time be trading; in privately negotiated transactions; or in any combination of these methods of distribution and as otherwise described in the Form SB-2, by the holders thereof.

The Company assumed all of HHE’s obligations under its outstanding stock options and warrants. At the time of the Merger, HHE had outstanding stock options and warrants to purchase an aggregate of 2,460,278 and 1,350,555 shares of common stock, respectively, which outstanding options and warrants became stock options and warrants to purchase the same number of shares of Vika-DE’s common stock, after giving effect to the Merger. Neither Vika-DE nor HHE had any other options or warrants to purchase shares of capital stock outstanding immediately prior to the closing of the Private Placement.

The shares of Vika-DE’s common stock issued to former holders of HHE’s capital stock in connection with the Merger, and the shares of Vika DE’s common stock issued in the Private Placement, were not registered under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated under that section, which exempts transactions by an issuer not involving any public offering. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Certificates representing these shares contain a legend stating the same.

Prior to the announcement by the Company relating to the possibility of entering into the Merger, there were no material relationships between Vika-NV, Vika-DE or HHE, or any of their respective affiliates, directors or officers, or any associates of their respective officers or directors.

Changes Resulting from the Merger. The Company intends to carry on HHE’s business as its sole line of business. The Company has relocated its executive offices to 539 Bryant Street, Suite 403, San Francisco, CA 94107 and its telephone number is (415) 495-6470.

Pre-Merger stockholders of Vika-NV will not be required to exchange their existing Vika-NV stock certificates for certificates of Vika-DE, since the OTC Bulletin Board will consider the existing stock certificates as constituting ‘‘good delivery’’ in securities transactions subsequent to the Merger. The American Stock Exchange and Nasdaq SmallCap Market, where Vika-DE intends to apply to list its common stock for trading, will also consider the submission of existing stock certificates as ‘‘good delivery.’’ Vika-DE cannot be certain that it will receive approval to list its common stock on any exchange or market.

The Merger and its related transactions were approved by the holders of a requisite number of shares of HHE’s capital stock at a meeting held on February 8, 2006. Under California corporate law, HHE’s stockholders who did not vote in favor of the Merger may demand in writing, pursuant to the exercise of their appraisal rights, that HHE pay them the fair value of their shares. Determination of fair value is based on all relevant factors, except for any appreciation or depreciation resulting from the anticipation or accomplishment of the Merger.

Changes to the Board of Directors. Immediately prior to the effective time of the Merger on February 10, 2006, Scott Sutherland resigned as the sole director and officer of Vika-DE and Acquisition Sub. Pursuant to the terms of the Merger Agreement, (i) Jeff Oscodar, Carl Page, Bill Keating, Geoff Mulligan and Nathan Schulhof were elected as directors of Vika-DE and (ii) Jeff Oscodar was elected as the sole director of HHE, effective at the closing of the Merger.

All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected by the board of directors and serve at the discretion of the board.

Accounting Treatment; Change of Control. The Merger is being accounted for as a ‘‘reverse merger,’’ since the stockholders of HHE own a majority of the outstanding shares of Vika-DE common stock immediately following the Merger. HHE is deemed to be the acquiror in the reverse merger. Consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements prior to the Merger will be those of HHE and will be recorded at the historical cost basis of HHE, and the consolidated financial statements after completion of the Merger will include the assets and liabilities of Vika-DE and HHE, historical operations of HHE and operations of Vika-DE from the closing date of the Merger. Except as described in the previous paragraphs, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of the Company’s board of directors and, to our knowledge, no other arrangements exist that might result in a change of control of the Company. Further, as a result of the issuance of the shares of Vika-DE’s common stock pursuant to the Merger, a change in control of the Company occurred on the date of the consummation of the Merger. Vika-DE will continue to be a ‘‘small business issuer,’’ as defined under the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’), following the Merger.

Description of Our Company

Vika-NV was formed as a Nevada corporation on December 3, 2003 for the purpose of becoming a provider of private and secure carrier class data and voice network for small and medium size businesses. Vika-NV has been in the development stage since its inception and had minimal business operations prior to the Merger. In December 2004, Vika-NV was retained to install a wireless point of presence for a customer to enable wireless access to the Internet and the customer’s e-mail server.  Vika-NV received $7,200 in revenues from this project. Vika-NV has not conducted any other business since that installation. On February 8, 2006, Vika-NV merged into Vika-DE for the sole purpose of reincorporating in the State of Delaware.

HHE is engaged in the design and wholesale distribution of low-cost, portable media players (‘‘PMP’’). HHE also offers a complementary content suite. HHE relies on contract manufacturing of its PMP products. HHE was incorporated in the State of California on February 13, 2003.

After the Merger, the Company succeeded to the business of HHE as its sole line of business.

Description of Business

All references to the ‘‘Company,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ for periods prior to the closing of the Merger refer to HHE, and references to the ‘‘Company,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ for periods subsequent to the closing of the Merger refer to Vika-DE and its subsidiaries.

Overview

We create products and deliver services that allow mass-market consumers to enjoy digital media ‘‘on the go.’’ Just as cellular telephones allowed communications to go mobile, and personal cassette players (such as the Walkman) allowed music to go mobile, our company is creating a family of products and services that allow digital entertainment to go mobile. We provide consumers with a complete, end-to-end solution for enjoying digital media, including devices, technology, and content services.

Our strategy is to capitalize on the synergy between portable digital entertainment products and the digital media that run on them. Our management is focused on two synergistic multi-billion dollar markets—portable digital media devices and the content that plays on them. By providing to consumers a solution that includes both devices and content, our goal is to create a powerful synergy that will encourage consumers to adopt our devices, drive recurring content and eCommerce revenue and distinguish us from the competition.

We launched our first ZVUE product in December 2003. The ZVUE is aimed at the mass market: with a MSRP as low as $99, it is significantly less expensive than competing products (some costing hundreds of dollars more) subsequently brought to market by other companies. In the U.S., the ZVUE is currently available in over 1,700 Wal-Mart stores, as well as web retailers.

We introduced three new products with multiple configurations at the Consumer Electronics Show (CES) in January 2006, creating a five-product family of affordable digital PMPs with different features and prices, thereby increasing the likelihood that at least one of our products will appeal to any potential PMP purchaser. Samples of these products should be available in the second quarter of 2006, and we will be presenting them to retailers in the U.S. and Europe shortly thereafter.

We offer more than merely hardware products. We believe that HHE’s content download service will be a leading content aggregator of portable digital video and audio content, enabling us to deliver that content to both our ZVUE media players and to virtually all of the other most popular media players currently available. Customers visiting our content website will be able to use our site to find, play, purchase and manage both free and for-pay audio and video digital content. We believe that websites with large, varied and continuously-updated audio and video content will be the ones that end users of PMPs will most often visit for their online content purchases.

Our strategy is to continue to grow and leverage our base of ZVUE users to help drive consumers to our digital media website to purchase their online content. The company began aggregating portable media content over two years ago and currently has in excess of 4,500 hours of portable video content under contract. All of this content is in the process of being formatted and made available on our website.

Additionally, new content is being added to our growing video library on a monthly basis. We anticipate that, through our content affiliations, this service will include over a million songs available through either subscription or download purchase and will provide a growing library of video content that will exceed 6,000 video titles.

We believe that having thousands of hours of continually-refreshed video content available to play on the ZVUE media player distinguishes us from virtually all other competitors in the PMP market, with the current exception of Apple Computer. Our offering of both high-quality products at consumer-friendly price points and a large content library allows us to provide consumers with an affordable and complete solution for enjoying digital media on the go. We believe that this type of complete solution greatly accelerates adoption of our new devices and helps promote consumer satisfaction.

We expect our content download service to provide us with three recurring revenue streams:

•	music- and video-download revenue

•	eCommerce revenue from sales of accessories and companion products

•	revenue from advertising and promotions

We believe that our technology and the high price of competing products will give us a 12 to 18-month window in which to solidify our position in the low-cost segment of the PMP market.

We have established a strategic relationship with Eastech Electronics (Taiwan) Inc. (‘‘Eastech’’), a manufacturer of consumer electronics products such as MP3 players, portable DVD players, and flat-screen televisions for customers such as Philips, Thompson (RCA), Sanyo, and others. Eastech has invested $500,000 in HHE and Eastech’s founder, Tim Liou, a former director of HHE, personally has invested $100,000 in HHE. Eastech is the sole manufacturer of our ZVUE product. Although our manufacturing agreement with Eastech expired in June 2005, Eastech is continuing to manufacture ZVUE units according to our purchase orders. Eastech has provided us payment terms that permit us to pay for products once we have been paid by our customers. This greatly reduces our cash needs, and gives us both the production capacity and buying power of a much larger company. Our obligations to Eastech are secured by a lien on all of our assets (although Eastech’s security interest in our intellectual property is expected to be released following the closing of the Merger), and Eastech also receives its contract manufacturing price from payments of our accounts receivable generated from the sale of our PMP products. We are in the process of confirming in writing our existing arrangement with Eastech reflecting its obligation to source parts and manufacture products against acceptable purchase orders and/or demand forecasts. There can be no assurance that we will be able to enter into such an agreement on favorable terms, including similar payment terms, or at all, that Eastech will continue to manufacture our products based on our current payment terms, or that Eastech will continue to extend other favorable terms and conditions for the manufacture of our products.

Market Overview: Portable Media Players and Portable Content

The market for PMP first developed in 2003. Our first ZVUE product was launched in December of that year and was among the very first PMPs. We believe there are four primary factors to determine how quickly consumers adopt a product: price, product features, ease of use, and content.

Price

We believe that price is the most important fact in determining how quickly a new consumer product is adopted. As Parks Associates, an analyst firm, has noted:

‘‘A recent survey found that 73% of Internet users would buy PMPs if they cost below $200. Parks Associates surveyed the price elasticity of the portable media player market. At the price level above $500 only 11% of respondents would buy a device. However, 73% would buy a PMP if the price was below $200. In addition, the below-$200 price point is also where the industry revenue would maximize.’’

By establishing the first ZVUE at an MSRP of $99, we have sought from the outset to address this issue. Our low price was key to our ability to expand our current distribution to over 1,700 Wal-Mart stores. This low price strategy has allowed us to establish ourselves in the mass market, which we believe will allow us to capture a significant portion of the growing PMP market. We expect the PMP market to expand with a gradual decrease in the average selling price and our current product plan is to maintain an average price well below the industry average.

Product Features

Analysts predict that product features will become increasingly important as the PMP marketplace develops. ‘‘What they want, when they want it, and where they want it’’ is the mantra of today’s consumer electronics industry, and as better anti-piracy measures render digital rights management (DRM) issues less of an issue, PMP makers will be in a position to attract customers with new convenient features, including the following:

•	wireless capability and Internet compatibility

•	flexible storage with increased capacity

•	direct recording input and output to TVs and other devices

•	interoperability with other entertainment components such as home networks, digital video recorders (DVRs), TVs, video and still cameras, and home editing tools

•	universal media manager software

Ease of Use

To gain widespread acceptance, a consumer product must be easy to use. This has been a challenge to PMP makers, with consumers complaining of various problems, most commonly hard-drive failures and inability to easily transfer and play content. Until now, the use of media managers and transcoding tools in conjunction with video content has not been as seamless and ubiquitous as the tools that Apple, REAL, and Music Match have used in music PMPs.

From our inception, we have been dedicated to creating PMPs that are easy for mass market consumers to use. Our new software that will ship with our new modules increases ease of use. For the most part, this technology may be easily incorporated into the existing products via download from our website, making such products as easy to use as the newer products.

Content

For PMPs to be widely adopted, consumers will need to have ready access to content that they can legally download. Aggregating and distributing this content has been a major focus of our company’s business plan.

Digital content delivered online for PMPs and other devices grew dramatically in 2005, and analysts expect this trend to continue. According to Informa Media and Telecoms, sales of online film revenues alone are predicted to grow to over $3.6B in 2010. Additionally, IDC, an analyst group, has predicted that sales of online content for PMPs will reach over $15B by 2009.

Digital music is the most mature offering in the download market. IFPI, the international trade organization for the recording industry, has reported rapid growth in digital music sales. In the first half of 2005, digital sales, including mobile-phone downloads (but excluding ringtones), were triple the volume of business during the first half of 2004, increasing from $220 million to $790 million.

Also according to IFPI, one of the biggest markets is the U.S., where single-track downloads jumped threefold to 159 million in the first half of 2005 compared with the same period in 2004. In the same period, single-track downloads increased from 1 million to 10 million in the U.K.; from 1 million to 8.5 million in Germany; and from 1 million to 4 million in France.

Our content website, ZVUE.com, will offer approximately 6,000 video titles in every genre— teens, children, independent films, and many others in ready-for-download content to the ZVUE and other devices. In addition, we have music partnerships that offer over one million songs both from mainstream and independent labels.

We believe that providing premier downloadable content is one of the keys to distinguishing us from our competitors. Our goal is to provide at all times at least 1,000 hours of free downloadable video content. We expect the remainder of our content to be available at competitive prices.

Our PMP Products

Few companies are providing both devices and content to the PMP market. The leader in this regard is Apple, in that owners of its iPod devices are able to download music, and now video recordings, from its iTunes site. We believe that Apple’s success in this regard validates our model.

Our strategy consists of the following elements:

•	create a family of products that are affordable (in other words, costs $299 or less), easy to use, and connect to our online content service

•	distribute our products through mass-market retailers

•	offer an online content service that provides easy access to legal, downloadable music, video, and images at competitive prices to the mass market

•	distribute product high-margin accessories and companion products, making ZVUE.com an eCommerce site

•	include promotional materials with the ZVUE products, including special offers and announcements regarding complementary products and services, thereby generating additional revenues

Each aspect of this strategy is discussed below.

Create a Family of PMP Products Available at Mass-Market Prices

Our first ZVUE product was the first product of its kind with a suggested retail price of less than $100. We have broadened the range of our product offerings by introducing three more products at the 2006 Consumer Electronics Show (CES) in Las Vegas, Nevada in a total of four configurations, giving us a total of five products with suggested retail prices ranging from $99 to $299. We expect the appeal of our products, their mass-market prices, and our mass-market distribution arrangements to result in high-volume sales, build recognition of our brand, and establish a low-cost components base on which we can effectively build future products. In addition, high sales volume should generate traffic to our ZVUE.com site, thereby yielding increased and recurring revenues from music and video downloads, sales of companion products and accessories, as well as advertising and promotions.

We launched our first ZVUE product in December 2003. The ZVUE is a compact unit with a mass-market suggested retail price of $99. It plays audio and video in multiple formats and displays JPEG images. Users can play content from a wide range of sources. The ZVUE can play video files in MP4, AVI, and Windows Media Video with DRM, as well as MP3 and Windows Media Audio with DRM for audio and JPEG photo images.

Content is stored on removable Flash memory cards (SD or MMC), which we believe make the ZVUE more rugged and problem-free than competing hard-drive devices. The ZVUE is currently shipped with a 128 megabyte SD card which can hold 90 minutes of video or approximately two and a half hours of high-quality audio. Memory capacity may be increased by purchasing additional commercially available memory cards.

The ZVUE supports both secure Windows Media Audio as well as secure Windows Media Video, for both download purchase and subscription. This means that ZVUE users can purchase and download legal content.

The ZVUE has been well received by reviewers and commentators. It has been featured in numerous publications, including Time, the Wall Street Journal, Rolling Stone, and Wired, and on television shows such as ‘‘Live with Regis and Kelly’’ and ABC’s ‘‘Tech TV,’’ as well as on the E! Entertainment channel and MTV.

New Products

Our modular approach to hardware design has enabled us to create new products quickly and cost-effectively. We recently unveiled three new products at the 2006 CES in Las Vegas, Nevada in a total of four different configurations, giving us a total of five products that will be available in 2006.

Like the original ZVUE, the new products will all use flash-based removable memory. We chose this medium in part because we expected flash memory to become cheaper. That has proven to be the case. We believe that Apple’s recent decision to launch the iPod ‘‘Nano,’’ which incorporates the same flash-based removable memory, validates our strategy. Flash memory also offers other advantages; it uses less power than hard drives, resulting in longer battery life, and is more durable and reliable than hard drives.

All our products offer standard expansion ports such as SD/MMC and CF, which take expansion memory such as flash memory (up to 4 gigabytes) or CF-format hard drives (8+ gigabytes).

ZApp

We provide users of our products free, easy-to-use proprietary transcoding software, called ZApp Media Manager, which allows them to convert and copy media. This software, released in December 2005, makes finding, transferring, and playing content simple. ZApp Media Manager is designed to be used on its own or with any other media manager. ZApp finds all the user’s music, pictures, and video on the user’s PC, regardless of the manager employed, and then presents the user with a list of that media and assists the user in transferring that media to the user’s ZVUE. ZApp hides the complexity of formats, folders, files, downloading, and such from the user and allows the user to seamlessly find and transfer content from any source. ZApp Media Manager will also allow any needed DRM management, memory management, and format conversion to be performed without being visible to the ZVUE user.

Mass Market Product Distribution

Our strategy requires that we have a strong mass-market retail presence. The ZVUE is already in over 1,700 Wal-Mart stores, and we expect that number to grow. Our products can also be found on many Internet retail sites in both the United States and Europe. We are in discussions with many major consumer electronics retailers in the United States as well as several in Europe.

Content Services

We believe that in order to succeed in early-stage consumer PMP markets, companies should provide mass-market consumers with a complete solution that integrates content with a given device. While early adopters will know where to find digital content and how to use it on a PMP, we believe that mass-market consumers will be quicker to adopt a device if they can immediately begin using it with digital media. Apple has demonstrated this behavior with iTunes.

We offer consumers not only our PMP devices but also a service that provides content for those devices. We expect that this content service will provide us with significant incremental revenue beginning in the fourth quarter of 2006, and will serve to distinguish us from our competitors.

Our content service operates through our download site, www.ZVUE.com. Anyone who buys one of our PMP products is directed to our site by in-package materials and again during online product registration. As our content service is designed to be a stand-alone business that fulfills the needs of all portable device owners, it is promoted through various marketing methods that guide potential users to the website and allow them to purchase the content and services found there. ZVUE.com allows ZVUE users as well as owners of other PMP devices to download popular music and video content, including music videos, cartoons, television shows, feature-length movies, educational content, and much more.

In Video:

ZVUE.com for video-on-the-go will have three main components that drive the business model:

1.	Free Content – hundreds of titles in multiple genres that are free to consumers and promote for-pay offerings.

2.	Pay ‘n Play (download per title, to buy or rent) – thousands of titles in a download store in all genres, competitively-priced and easily browsed or searched for, previewed, purchased, and transferred to the PMP device.

3.	ZVISION (coming soon -subscription service) – top-tier content providers each providing up to one hour per day of diverse programming, totaling approximately twenty hours per day and six hundred hours per month of new content, all available for download at one low monthly price. ZVISION is conceived of as a ‘‘basic cable-style’’ service that will offer fresh, exciting content for portable media every day, and concurrently promote the larger Pay ‘n Play library. We believe this concept will be of great value to the company as a highly durable and predictable revenue stream as well as an outstanding value proposition to the customer by providing new, diverse programming easily and affordably on a daily basis.

We believe that we will have as much, if not more, video content available for download than Apple will have available for the Video iPods. For the most part, our premium video content cannot be downloaded for use on Video iPods because Apple has embedded copy-protection encoding that prevents Video iPod users from downloading DRM protected video content that has not been encoded with Apple’s proprietary codec. However, our video content that is available without charge (i.e., MPEG-4 without DRM) is available to Video iPod users. We expect this availability to drive more users to our website and for this increased traffic to generate additional advertising and other revenues.

In Music:

At present, we offer two major music sites on ZVUE.com, eMusic and REAL Rhapsody, and receive fees derived from customer sign-ups. This enables us to effectively deliver a large library of selections of both Independent and Tier 1 music to consumers of portable music with minimum overhead and maximum flexibility.

We continue discussions with numerous major content owners such as major record labels, sporting event producers and independent video producers. Our growing number of partnerships enables us to provide thousands of music videos, television shows, movies, commercial sporting events, and other content of every genre and for all age groups, other than pornography, which we do not plan to offer.

As we expand our distribution into the European market, we will seek to localize our content on ZVUE.com with a view to speeding adoption of our products in European markets. We have signed agreements with Big Street Entertainment, which will allow us to offer significant European content. Big Street Entertainment will provide us with music videos from substantial UK and German video libraries.

eCommerce

ZVUE.com will also allow consumers to purchase high-margin accessories and companion products, making ZVUE.com an eCommerce site. We currently offer ZVUE accessories, including SD/MMC cards, carrying case/holster, retractable earbuds, battery rechargers, rechargeable batteries, car adapters, A/C adapters, and batteries. We plan to expand by offering other products, such as CDs and DVDs. Such products can provide high margins and therefore enhance our profitability.

In addition, we may pursue bundling opportunities with complementary products. For example, several companies make devices that allow users to take in a video signal from a TV, VCR, or DVD, digitize that signal and put the resulting digital file on a personal computer. Such products would allow consumers to put such content on a ZVUE.

Competition

We believe our complete solution and our commitment to content distinguishes us from our hardware and software competitors. Today only Apple with the iPod and Sony with the PSP represent other device makers who include significant content as part of their strategy. Both companies enjoy greater branding and market share, and have access to significantly greater resources than we do. However, they also have limitations that provide opportunities for us to exploit.

The ZVUE is the only device priced under $200 that utilizes Windows Media with DRM, which is crucial to Tier 1 content providers’ participation. In the future, due to our expertise in efficient consumer electronics design, we expect to continue to pack features into our products that we expect will represent the best in value proposition and affordability quotients in the industry.

iTunes’ for-pay content is secured by Apple’s proprietary DRM. As a result, this content cannot be accessed by non-Apple consumers in the portable media market. Our company services those customers by providing both devices and content with affordable consumer prices and great diversity. We also can offer iPod users a significant amount of free content for their devices, which may result in increased traffic to our website.

Sony, by contrast, seems focused more on the gaming sector of the market and less on video. With costly proprietary storage and expensive, limited content available in those formats, the PSP is generally considered to be more difficult to use for video, and more limited in its video options.

The ZVUEs are focused devices coupled with a content service for portable media dedicated to ease of use, both in the device itself and in the content acquisition experience. We are working to continue to improve the users’ experience in these areas, and are dedicated to keeping our content services easy to use with our PMP products. Offering content and products that are user friendly, at the lowest prices for products with similar capabilities, is our strategy for competing successfully with the larger companies.

Our competitors, other than Apple Computer, are pure hardware companies and appear to remain focused solely on hardware. We believe this hardware focus creates an opportunity for us to provide a complete solution for the mass market.

Competitive Advantage

We believe that our complete-solution strategy positions us well against our competitors. Large consumer electronics companies may find it difficult to compete in our price range over the next 12 to 24 months. By then, we believe that we will be sufficiently well-established to compete effectively with them.

Most of our competitors are currently building higher-priced, feature-rich products that are not targeted at the mass market. In this regard, our competitors are following the traditional product strategy of first producing high-priced, low-volume products that are aimed at ‘‘early adopters.’’ To compete with our product and content offerings, these electronics companies would also have to develop additional competencies, for example, content delivery.

Consumer electronics companies’ product plans are developed years in advance. Any abrupt change to production of mass-market devices ahead of schedule may require that a company’s current products be abandoned, which could potentially damage its relations with retailers.

As a result, we believe it is unlikely that any of the major electronics companies will in the next several months decide to launch a line of much lower-priced products or start developing content-delivery expertise. We believe it is unlikely that they will be in a position to design and distribute any new products for the mass market until at least the fourth quarter of 2006, and perhaps longer. Consequently, we expect that by the time competitors enter our category, we will be a well-established competitor.

Technology

We have invested considerable resources in developing our own firmware that provides compression with high playback quality and incorporates strong digital rights management protection. Our firmware enables us to use lower-cost components, providing our customers with lower-priced products. Additionally, our software compresses video very efficiently, allowing consumers to compress more video into smaller, less expensive SD cards.

From the outset, our ZVUE player was designed and built to deliver high-quality and robust features at a very low price point. The architecture and the selection and sourcing of every component in the ZVUE are instrumental to our being able to bring to market an attractive product at a price point that permits rapid consumer adoption.

Aggregate research and development expenses during the years ended December 31, 2003 and 2004 and the nine months ended September 30, 2005 were $602,962, $396,236 and $612,270, respectively.

Patent and Trademark Matters

We filed a U.S. provisional patent application in November 2004. Patent Cooperation Treaty (PCT) patent application serial No. PCT/US04/32296 was subsequently filed and claims priority from the provisional patent application filing date. The PCT application will enter National Phase on March 29, 2006. Upon entry into the National Phase, we have the option of submitting one or more U.S. patent applications based upon the PCT application, and having as its priority date, the filing date of the provisional patent application, as well as submitting patent applications in the respective patent offices of any of the PCT contracting states, all based upon the PCT patent application. The terms of any patents claiming priority to this PCT patent application will extend 20 years from the priority date. We also filed U.S. design patent application serial No. 29/214,319, which has been allowed and for which the issue fee has been paid. The term of this patent will be for 14 years from its issue date. We are currently waiting for the Notice of Issuance for this patent application. We may file additional applications with respect to certain proprietary technology we have developed. We cannot, however, be certain that the patents sought will be granted, and we cannot be certain that the patent filings will be sufficient to prevent misappropriation of our technology or other intellectual property.

We have registered U.S. trademarks for the mark ZVUE and for the ZVUE logo. Trademark applications for the HAND logo are pending in the U.S. and Japanese trademark offices. A trademark application for the mark ZDO is pending in the U.S. Trademark Office.

While we believe our technology has value, we do not believe that at present it affords us a significant competitive advantage.

Employees

The Company currently has 18 employees, all of whom are full-time employees. The Company also currently engages the services of 16 consultants. We enjoy good employee relations. None of our employees are members of any labor union and we are not a party to any collective bargaining agreement.

Legal Proceedings

On March 16, 2005, SSIT North America, Inc. filed a lawsuit against us in the California Superior Court for the county of San Francisco. The plaintiff claims that we owe them $33,000 for goods they sold us and services they performed for us. We believe that we have an offset against the claimed $33,000 due to various defects in the goods in question.

Other than the above matter, we are not aware of any pending legal proceedings against us.

Corporate Information

The Company’s corporate headquarters are located at 539 Bryant Street, Suite 403, San Francisco, CA 94107. The Company’s telephone number is (415) 495-6470, and its fax number is (415) 358-4865.

Property

Our principal offices are located in San Francisco, CA occupying approximately 5,500 square feet of office space, expanding to 7,500 square feet on March 1, 2006. The lease term expires in November 2007. Upon commencement of the lease, we prepaid the entire year’s rental obligation through November 2006 of $116,000 for the original office space. The additional office space will increase our rental obligation to approximately $170,000 per annum.

We believe the space is adequate for our immediate needs. Additional space may be required as we expand our activities. We do not foresee any significant difficulties in obtaining any required additional facilities.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act). To the extent that any statements made in this Report contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as ‘‘expects,’’ ‘‘plans,’’ ‘‘will,’’ ‘‘may,’’ ‘‘anticipates,’’ believes,’’ ‘‘should,’’ ‘‘intends,’’ ‘‘estimates,’’ and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties are outlined in ‘‘Risk Factors’’ and include, without limitation, the Company’s limited and unprofitable operating history; the ability to raise additional capital to finance the Company’s activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the Merger; the future trading of the common stock of the Company; the ability of the Company to operate as a public company; the period of time for which the proceeds of the Private Placement will enable us to fund our operations; the Company’s ability to protect its proprietary information; general economic and business conditions; the volatility of the Company’s operating results and financial condition; the Company’s ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed from time to time in the Company’s filings with the SEC, or otherwise.

Information regarding market and industry statistics contained in this Report is included based on information available to the Company that it believes is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. The Company has not reviewed or included data from all sources, and cannot assure investors of the accuracy or completeness of the data included in this Report. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. The Company does not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

Management’s Discussion and Analysis or Plan of Operations

All references to the ‘‘Company,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ for periods prior to the closing of the Merger refer to HHE, and references to the ‘‘Company,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ for periods subsequent to the closing of the Merger refer to Vika-DE and its subsidiaries.

THE FOLLOWING DISCUSSION SHOULD BE READ TOGETHER WITH THE INFORMATION CONTAINED IN THE FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS CURRENT REPORT ON FORM 8-K ..

Overview

HHE is engaged in the design and wholesale distribution of low-cost, portable media players (‘‘PMP’’). HHE also offers a complementary content suite. HHE relies on contract manufacturing of its PMP products. HHE was incorporated in the State of California on February 13, 2003.

Results of Operations

Fiscal Year 2004 Compared to Fiscal Year 2003

The following table sets forth our results of operations for the years ended December 31, 2004 and 2003 in absolute dollars and as a percentage of net revenues. It also details the changes from the prior fiscal year in absolute dollars and in percentages.

	Year ended December 31,
	2004		2003		Change from previous year
	$	As % of sales	$	As % of sales	$ Increase / (Decrease)%
Net revenues	$550,811	100%	$19,062	100%	$531,750	2,790%
Product cost	607,400	110%	39,452	207%	567,948	1,440%
Gross margin	(56,589)	(10)%	(20,390)	(107)%	(36,198)	178%
Operating expenses
Bad Debt Expense	43,735	8%	—	—	43,735	—
Sales & marketing	562,779	102%	424,953	2,229%	137,826	32%
General & administrative	2,275,206	413%	946,005	4,963%	1,329,201	141%
Research & development	396,236	72%	602,962	3,163%	(206,726)	(34)%
Total operating expenses	3,277,956	595%	1,973,920	10,355%	1,304,036	66%
Loss from Operations	(3,334,545)	(605)%	(1,994,310)	(10,462)%	(1,340,234)	(67)%
Other Income (expenses)
Interest income	6,897	1%	5,932	31%	966	16%
Interest Expense	(67,283)	(12)%	(38,400)	(201)%	(28,884)	75%
Total other income / (expense)	(60,386)	(11)%	(32,468)	(170)%	(27,918)	86%
Net loss	$(3,394,931)	(616)%	$(2,026,778)	(10,632)%	$(1,368,152)	68%

Net Revenues

Net revenues increased approximately $532,000 in the year ended December 31, 2004 as compared to the prior twelve months primarily due to the introduction of our ZVUE product into a large retailer in 2004. Prior to that distribution contract, our product had primarily been purchased by consumers over the Internet. In excess of 90% of our revenues are generated via sales to customers in the United States.

Product Costs and Gross Margin

The growth in product costs is primarily the result of the introduction of the ZVUE product into the marketplace. We purchase our products from Eastech, the sole manufacturer of our ZVUE product. Purchases during 2004 and 2003 from Eastech were approximately $403,000 and $45,000, respectively.

Gross margin is negative in both periods as a result of expenses related to the introduction of the product into retail distribution and the effect of higher component costs associated with low volume production. We expect that the basic product will continue to have low gross margins in the future although we expect to offset those margins with new products and services which will be sold to customers of the media player as well as other revenue streams which will utilize the ZVUE product as a platform to distribute content under subscription or single use contracts.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of salaries and benefits of sales and marketing personnel, commissions, advertising, printing and customer acquisition related costs. The increase of approximately $138,000 in these expenses is directly related to the introduction of the ZVUE product. We expect to continue to increase marketing and development efforts in the future and as a result expect this class of expenses to continue to increase.

Bad Debt Expense

Bad debt expense of approximately $44,000 at December 31, 2004 was the result of our analysis of our accounts receivable and the potential collectability of those balances.

General and Administrative Expenses

Our general and administrative expenses consist primarily of salaries and benefits for employees, amortization expenses, fees to our professional advisors, rent and other general operating costs. Our general and administrative expenses also include amortization expense related to the issuance of stock options to employees and contractors. In the twelve months ended December 31, 2004, amortization expenses related to the issuance of stock options and warrants was approximately $1.1 million as compared to approximately $0.2 million in the year ended December 31, 2003. Additionally, we recorded a settlement loss of approximately $63,000 in the year ended December 31, 2004 as a result of our analysis of the collectability of a subscription note receivable from a related party.

Based on our implementation of the internal controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002, our general and administrative costs are likely to increase significantly.

Research and Development Expenses

Our research and development expenses consist primarily of salaries and benefits for research and development employees and payments to independent contractors. Expenses in this area declined approximately $200,000, or 34%, to approximately $400,000 for the year ended December 31, 2004 as compared to the same period in the prior year primarily as a result of the completion of research and development efforts related to our initial ZVUE product and a decrease in our reliance on third-party consultants in the research and development area. We monitor development expenses to ensure that we have maximum leverage while maintaining our ability to continually develop new cutting-edge products.

We expect to continue to have a steady investment in research and development. This is a reflection of our commitment to improve our existing core products and develop new products, features and functionalities. Our management believes that product innovation and new technology integration is essential to proactively respond to the ever-evolving customer demands and to remain competitive in our segment of the industry.

Interest income

Interest income of $6,897 for the year ended December 31, 2004 is primarily related to the interest earned on the subscription notes receivable which we entered into with a related party. The underlying notes were forgiven as part of an employment agreement and reserved for based on an analysis of collectability as of December 31, 2004.

Interest expense

Interest expense of approximately $68,000 for the year ended December 31, 2004 is directly related to the interest payable on notes and other borrowings which the Company has entered into to fund its operations. Additionally, in both 2004 and 2003, we amortized approximately $38,000 as interest expense related to warrants which were issued to a related party lender as consideration.

Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004

The following table sets forth our results of operations for the nine months ended September 30, 2005 and 2004 in absolute dollars and as a percentage of net revenues. It also details the changes from the prior period in absolute dollars and in percentages.

	Nine Months ended September 30,
	2005		2004		Change from previous year
	$	As % of sales	$	As % of sales	$ Increase / (Decrease)%
Net revenues	$937,110	100%	375,834	100%	561,276	149%
Product cost	1,030,842	110%	410,524	109%	620,317	151%
Gross margin	(93,372)	(10)%	(34,690)	(9)%	(59,041)	(170)%
Operating expenses
Bad Debt Expense	10,000	1%	43,735	12%	(33,735)	(77)%
Sales & marketing	388,407	41%	321,813	86%	66,593	21%
General & administrative	1,081,802	115%	1,703,770	453%	(621,968)	(37)%
Research & development	612,270	65%	318,219	85%	294,052	92%
Total operating expenses	2,092,479	222%	2,387,537	636%	(295,057)	(12)%
Loss from Operations	(2,186,211)	(232)%	(2,422,227)	(644)%	236,016	10%
Other Income (expenses)
Interest income	3,833	0%	5,173	1%	(1,339)	26%
Interest Expense	(83,747)	(9)%	(51,854)	(14)%	(31,894)	62%
Total other income / (expense)	(79,914)	(9)%	(46,681)	(13)%	(33,233)	71%
Net loss	$(2,266,125)	(241)%	$(2,468,908)	(657)%	202,783	(8)%

Net Revenues

Net revenues increased approximately $561,000 in the nine months ended September 30, 2005 as compared to the similar period in the prior year primarily due to the expansion of our distribution for the ZVUE product into a large retailer in 2004, which allowed our product to be sold in over 1,500 retail outlets, and the introduction of new versions of our ZVUE product. Prior to that distribution contract, our product had primarily been purchased by customers through smaller retailers and over the Internet.

At September 30, 2005, the large retailer accounted for 85% of the gross accounts receivable and represented 87% of revenue for the nine months ended September 30, 2005. As a result, for the periods being reported we were materially dependent upon this customer for our revenues. Due to the nature of our business and the relative size of the contract, which was entered into in the ordinary course of business, the loss of that customer would have a material adverse effect on our results.

In excess of 90% of our revenues are generated via sales to customers in the United States.

Product Costs and Gross Margin

The growth in product costs is primarily the result of the expansion of our distribution for the ZVUE product and the introduction of new versions of our ZVUE product. We purchase our products from Eastech, the sole manufacturer of our ZVUE product. Purchases from Eastech during the nine months ended September 30, 2005 and 2004 were approximately $835,000 and $358,000, respectively.

Gross margin is negative in both periods as a result of expenses related to the introduction of the product into retail distribution and the effect of higher component costs associated with low volume production. We expect that the basic product will continue to have low gross margins in the future although we expect to offset those margins with new products and services which will be sold to customers of the media player as well as other revenue streams which will utilize the ZVUE product as a platform to distribute content under subscription or single use contracts.

Bad Debt Expenses

Bad debt expense of $10,000 at September 30, 2005 as compared to approximately $44,000 at September 30, 2004 was the result of our analysis in 2005 of our accounts receivable and the potential collectability of those balances.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of salaries and benefits of sales and marketing personnel, commissions, advertising, printing and customer acquisition related costs. The increase of approximately $67,000, or 21%, in these expenses is directly related to the introduction of new versions of the ZVUE product and our continued marketing of the initial version. We expect to continue to increase marketing and development efforts in the future and as a result expect this class of expenses to continue to increase.

General and Administrative Expenses

Our general and administrative expenses consist primarily of salaries and benefits for employees, amortization expenses, fees to our professional advisors, rent and other general operating costs. Our general and administrative expenses also include amortization expense related to the issuance of stock options to employees and contractors. In the nine months ended September 30, 2005, amortization expenses related to the issuance of stock options and warrants was approximately $327,000 as compared to approximately $1.0 million in the similar period from the prior year.

Additionally, we recorded a settlement loss of approximately $63,000 in the nine months ended September 30, 2004 as a result of our analysis of the collectability of a subscription note receivable from a related party.

Based on our implementation of the internal controls and procedures required by Section 404 of the Sarbanes-Oxley Act, our general and administrative costs are likely to increase significantly.

Research and Development Expenses

Our research and development expenses consist primarily of salaries and benefits for research and development employees and payments to independent contractors. Expenses in this area increased approximately $300,000, or 92%, to approximately $600,000 for the nine months ended September 30, 2005 primarily as a result of the development work on the newest versions of the ZVUE product. We closely monitor development expenses to ensure that we have maximum leverage while maintaining our ability to continually develop new cutting-edge products. As a result of that product focus, we engaged additional third-party consultants and made other investments to enhance our product offerings. These actions also accounted for the increase in research and development expenses for 2005 as compared to the previous period.

We expect to continue to have a steady investment in research and development. This is a reflection of our commitment to improve our existing core products and develop new products, features and functionalities. Our management believes that product innovation and new technology integration is essential to proactively respond to the ever-evolving customer demands and to remain competitive in our segment of the industry.

Interest income

Interest income of approximately $4,000 for the nine months ended September 30, 2005 is primarily related to the interest earned on bank balances and the subscription notes receivable which we entered into with a related party. The underlying notes were forgiven as part of an employment agreement and reserved for based on an analysis of collectability as of December 31, 2004.

Interest expense

Interest expense of approximately $84,000 for the nine months ended September 30, 2005 is directly related to the interest payable on notes and other borrowings which the Company has entered into to fund its operations. Additionally in 2004, we amortized approximately $38,000 as interest expense related to warrants which were issued to a related party lender as consideration.

Liquidity and Capital Resources

At September 30, 2005, the Company had a cash balance of $38,747 and a working capital deficit of ($1,627,644). Net cash used in operations was $1,676,838 for the nine months ended September 30, 2005, as compared to net cash used in operations of $808,691 for the prior period ended September 30, 2004. For the nine months ended September 30, 2005, the Company used cash to fund the Company loss of $2,266,125 offset by non-cash items such as depreciation expense of $11,705, expenses related to preferred stock issued for services of $22,500, and charges under APB 25 related to stock options and warrants issued with intrinsic value to employees of $327,307. There were also changes in assets and liabilities of $227,775.

Net cash used by investing activities for the nine months ended September 30, 2005 was $6,529 as compared to net cash used in investing activities of $0 for the prior period ended September 30, 2004. For the nine months ended September 30, 2005, the primary use of the cash was to purchase fixed assets.

Net cash provided by financing activities for the nine months ended September 30, 2005 was $1,693,130 as compared to $901,063 for the prior period ended September 30, 2004. For the nine months ended September 30, 2005, the Company utilized $1,693,130 from short-term borrowings from related parties. The Company received no money from the sale of common stock and other stockholder loans during the nine months ended September 30, 2005.

Historically, we have financed our working capital and capital expenditure requirements primarily from short and long-term notes, sales of common and preferred stock and the product financing arrangement we established with Eastech. We may seek additional equity and/or debt financing to sustain our growth strategy. We believe that based on our current cash position, our borrowing capacity, and our assessment of how potential equity investors will view us, we will be able to continue operations at least through the end of 2006. It is reasonably possible that we will not be able to obtain sufficient financing to continue operations. Furthermore, any additional equity or convertible debt financing will be dilutive to existing shareholders and may involve preferential rights over common shareholders. Debt financing, with or without equity conversion features, may involve restrictive covenants.

Cautionary Factors That May Affect Future Results

This Current Report on Form 8-K and other written reports and oral statements made from time to time by the Company may contain so-called ‘‘forward-looking statements,’’ all of which are subject to risks and uncertainties. One can identify these forward-looking statements by their use of words such as ‘‘expects,’’ ‘‘plans,’’ ‘‘will,’’ ‘‘estimates,’’ ‘‘forecasts,’’ ‘‘projects’’ and other words of similar meaning. One can identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address the Company’s growth strategy, financial results and product and development programs. One must carefully consider any such statement and should understand that many factors could cause actual results to differ from the Company’s forward-looking statements. These factors include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially.

The Company does not assume the obligation to update any forward-looking statement. One should carefully evaluate such statements in light of factors described in the Company’s filings with the SEC, especially on Forms 10-KSB, 10-QSB and 8-K. In various filings the Company has identified important factors that could cause actual results to differ from expected or historic results. The Company notes these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. One should understand that it is not possible to predict or identify all such factors. Consequently, the reader should not consider any such list to be a complete list of all potential risks or uncertainties.

Risk Factors

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this Current Report on Form 8-K, before purchasing shares of our common stock. There are numerous and varied risks, known and unknown, that may prevent the Company from achieving its goals. The risks described below are not the only ones the Company will face. If any of these risks actually occurs, the Company’s business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Relating to Our Business

Our agreement with Eastech, the sole manufacturer of our products, is presently expired, and if we are unable to renew the relationship on acceptable terms, our ability to manufacture products would be significantly impaired and our revenues would be negatively impacted.

We are dependent for our PMP devices on a continuing relationship with Eastech Electronics (Taiwan) Inc. (‘‘Eastech’’) in order to be able to produce ZVUE units in the quantities projected in our business plan. Eastech is the sole manufacturer of our ZVUE product. Our manufacturing agreement with Eastech expired in June 2005, but Eastech is continuing to manufacture ZVUE units based on purchase orders that we submit. We are in the process of confirming in writing the terms of our existing arrangement with Eastech. Eastech has been providing us payment terms that permit us to pay for products once we have been paid by our customers. This greatly reduces our cash needs, and gives us both the production capacity and buying power of a much larger company. We do not have alternative financing available and do not maintain a line of credit for inventory purchases. We can give no assurances that our relationship with Eastech will continue indefinitely, that unforeseen events will not result in that relationship ending or changing in ways that do not benefit us or that we will be able to negotiate a new agreement with Eastech on favorable terms, including similar payment terms, or at all. An adverse change to our relationship with Eastech would have a negative impact on our business and results of operations. The inability or unwillingness of Eastech to continue to process our purchase orders, the price, payment terms and availability of manufacturing by Eastech, and our ability to continue importing from Eastech, and other factors beyond our control, expose us to additional risks related to our business and plans.

Since Wal-Mart represents approximately 95% of our revenues for 2005, if they were no longer our customer or they demanded different terms, that would have a negative impact on our revenues.

Wal-Mart is, and for the foreseeable future is expected to be, our largest single customer. Wal-Mart represented approximately 95% of our revenues during 2005 and may have similar importance in 2006. While we plan to aggressively market the ZVUE to other major retailers, other major retailers may not take on the ZVUE product line. Consequently, our short-term business plan depends to a significant extent on continuing our relationship with Wal-Mart, which may not happen. We do not have any long term or supply agreement for the sale of our products to Wal-Mart and our business plans are based upon estimates for orders from Wal-Mart that could be inaccurate.

Having virtually all of our domestic retail business concentrated in one retailer also entails the risk that the retailer may demand price concessions and other terms that prevent us from operating profitably, and subjects us to the risks affecting that retailer’s business.

We face intense competition from companies that have greater resources than we do and customers may not choose our products over those of our competitors.

The handheld entertainment market in which we operate, which includes portable video players, portable stereos, game players, MP3 and CD players and, to a limited degree, personal digital assistants (PDAs) and wireless phones, is very competitive. Consumers have many devices to choose from, and we must compete with such devices in order to sell our personal medial players which we currently market under the name ‘‘ZVUE’’. Moreover, several companies, including Apple Computer,

Nintendo, Nokia, Sony, Samsung, Toshiba and Creative Labs, have released, or announced that they are developing, handheld devices featuring digital video playback similar to that offered by the ZVUE. We cannot guarantee that consumers will choose to purchase the ZVUE instead of other handheld devices.

Furthermore, most of our competitors or potential competitors have significantly greater financial, technical, and marketing resources than we do. They may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. They may also devote greater resources to developing, promoting, and selling their products than we can.

We will need additional funding to continue developing our technology and marketing our products.

We will need additional funding to achieve the goals stated in our business plan. In particular, we will need working capital to support the initial marketing and distribution of our planned new products into retail channels. The nature of our manufacturer and distribution relationships, and/or if we are able to borrow money to cover these costs, will determine the extent of our need to raise additional funding.

If we experience delays in producing our new devices, acquiring content, or entering into distribution agreements to get our products into additional retail outlets, we may need more funding than we currently anticipate.

Because we have closed on only $3,500,000 in the Private Placement, we may need to seek additional sources of financing, including debt and equity financing, within the next 12 months, depending on our expected cash needs and the availability of cash flow at that time. Any additional equity financing will result in dilution to the percentage ownership of our stockholders. There is no assurance that we will be able to obtain additional financing when it is needed, or that such financing, if available, can be obtained on terms favorable to us and our stockholders.

We anticipate losses for the immediate future and may not achieve profitability.

We anticipate incurring losses in the immediate future and there can be no assurance that we will ever be able to achieve or sustain profitability or positive cash flow. If consumers are slower to embrace our products than we expect, we may not be able to reach the level of sales and revenues necessary to achieve and sustain profitability.

If consumers do not embrace our products and services, our revenues will decline.

During 2005, nearly all of our revenues were derived from product sales. Our financial success will depend largely on whether we are able to quickly and successfully establish, maintain, and then increase sales of our products, including through untested new retail channels of distribution. We have assumed that there is substantial and growing consumer demand for HHE devices priced between $99 and $299 on which assumption our business model is substantially reliant. Because our distribution to date has been largely concentrated in Wal-Mart, a single large well-established retail chain, representing approximately 95% of our 2005 revenues, our products may not achieve the mass market appeal and success on which we have based our plans. Our success is significantly dependent upon the accuracy to this assumption and various other assumptions relating to design, functionality, consumer acceptance, and others.

We may not be able to reduce our product return rate to acceptable levels.

Our strategy of appealing to a mass market with low prices requires that our products be easy to use. We have experienced return rates that are higher than acceptable to us, and may exceed return rates experienced by other competing brands, but which we believe are in line with acceptable levels of return rates for this product category. We cannot guarantee that we will be successful in reducing our return rates.

Our products may contain defects, which could adversely affect our reputation and cause us to incur significant costs.

Our products may contain undetected defects or experience unforeseen failures when first introduced or as new versions are introduced. Despite testing by us and our manufacturers, defects may be found in existing or new products. Any such defects could cause us to incur significant return and exchange costs, re-engineering costs, divert the attention of our engineering personnel from product development efforts, and cause significant customer relations and business reputation problems. Any such defects could force us to undertake a product recall program, which could cause us to incur significant expenses and could harm our reputation and that of our products. If we deliver products with defects, our credibility and the market acceptance and sales of our products could be harmed.

We may experience delays in launching our products, which would negatively impact our position in the marketplace.

We may experience delays in bringing our new models to market, due to design, manufacturing or distribution problems. Such delays could adversely affect our ability to compete effectively and may adversely affect our relationship with our customers. Furthermore, significant delays could hamper our ability to secure rights to desirable content for the ZVUE. Any such delays would adversely affect our revenues and our ability to become profitable.

Failure to develop consumer recognition of our products could limit the demand for the ZVUE.

We believe that continuing to strengthen our brand will be critical to increasing demand for, and achieving widespread acceptance of, our ZVUE players. We also believe that a strong brand, such as those offered by many competitors, offers an advantage to those competitors with better name recognition than ours. Various well-recognized brands have introduced players, and our PMP products may be viewed as late to the Portable Media Player market, a significant competitive disadvantage. Promoting our brand will depend largely on our marketing efforts and whether we are able to secure rights to desirable content. There is no guarantee that our marketing efforts will result in increased demand for our products or greater customer loyalty, and even if they do, that we will generate increased revenues or profitability due to requirements for enhanced marketing efforts and costs to attract and retain consumers.

We are dependent on our suppliers, and production of the ZVUE would be negatively affected if these suppliers were unable to meet our manufacturer’s requirements.

Our products contain components, including liquid crystal displays, memory chips, and microprocessors, from a variety of suppliers. In order for us to have the ZVUE manufactured, these components must be available at the right level of quality and at the right price.

Some components, such as microprocessors, come from single-source suppliers, and alternative sources would not be available for those components unless we were to redesign the device. Other components, such as our screens, could be obtained from alternative suppliers without redesign, but only at higher prices than we currently pay or for delivery later than required by our production schedule.

If suppliers are not able to provide these critical components on the dates and at the prices scheduled, Eastech may not be able to promptly and cost-effectively manufacture the ZVUE in sufficient quantities to meet our demand.

Our business is subject to economic, political, and other risks associated with international operations.

Because our contract manufacturer’s headquarters is in Taiwan and its factory is in China, our business is subject to risks associated with doing business internationally. Accordingly, our future results could be harmed by a variety of factors, including changes in foreign currency exchange rates, changes in the political or economic conditions in Taiwan, China or elsewhere, trade-protection measures and import or export licensing requirements, delays in shipping of our product, potential labor activism, inclement weather overseas, difficulty in managing widespread manufacturing operations, or less effective protection of intellectual property.

We have a limited operating history and therefore it is difficult to accurately make projections and forecasts.

We are an early stage company in that we are devoting substantial efforts to establishing a new business that has not yet generated significant revenues. As a result, we have no reliable objective operating history upon which to base projections and forecasts.

We expect that our sales will vary with the seasons, and that could cause our quarterly operating results to fluctuate.

We expect that sales of our products will be higher during the Christmas shopping season, when consumers tend to spend more on electronic and entertainment devices. We also expect that sales will decline during the summer months, when consumer spending usually decreases. Such seasonal trends could affect our quarterly operating results.

We may not be able to adequately protect our proprietary rights, which would have a negative impact on our operations.

Our ability to compete partly depends on the superiority, uniqueness and value of our technology, including both internally developed technology and technology licensed from third parties. To protect our proprietary rights, we rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions. Despite these efforts, any of the following occurrences may reduce the value of our intellectual property:

•	Our applications for patents and trademarks relating to our business may not be granted and, if granted, may be challenged or invalidated;

•	Issued patents and trademarks may not provide us with any competitive advantages;

•	Our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology;

•	Our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we develop; or

•	Another party may obtain a blocking patent and we would need to either obtain a license or design around the patent in order to continue to offer the contested feature or service in our products.

In addition, effective protection of intellectual property rights may be unavailable or limited in certain foreign countries. If we are unable to adequately protect our proprietary rights, then it would have a negative impact on our operations.

We may be subject to claims that we have infringed the proprietary rights of others, which could require us to obtain a license or change our designs.

Although we do not believe that any of our products infringe the proprietary rights of others, we can give no assurances that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against us or that any such assertions or prosecutions will not materially adversely affect our business. Regardless of whether any such claims are valid or can be successfully asserted, defending against such claims could cause us to incur significant costs and could divert resources away from our other activities. In addition, assertion of infringement claims could result in injunctions that prevent us from distributing our products. If any claims or actions are asserted against us, we may seek to obtain a license to the intellectual property rights that are in dispute. Such a license may not be available on reasonable terms, or at all, which could force us to change our designs.

Our anticipated growth could strain our resources.

We expect to grow at a rate that will place a significant strain on our managerial, operational, and financial resources. To manage this growth, we will have to develop and install operational and financial systems, as well as hire, train, and manage new scientists and engineers and other employees, in addition to independent consultants. We may not be able to locate and hire the individuals we will need as our business grows.

As an early stage company, we are subject to many unforeseen business risks.

The portable video player market is in its infancy. As a result, we may be subject to risks that we have not foreseen or fully appreciated. We are subject to all the risks inherent in a small company seeking to develop, market, and distribute new products. The likelihood of our succeeding must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with developing, introducing, marketing, and distributing new products or services in a competitive environment. We cannot guarantee that we will achieve our goals or meet our projections.

Major retailers purchasing electronic equipment require buy-back protections, which could materially impair our cash flow.

Major retailers such as Best Buy, Target, Toys ‘‘R’’ Us, and Wal-Mart all require manufacturers and distributors of consumer electronic equipment to provide them various inventory and price protections. Major retailers may require a variety of other protections, including holding back on payment for the goods, the price paid to the manufacturer being reduced if the retailer cannot sell the product at the price it had originally anticipated, and the manufacturer having to buy back unsold goods. If our products do not sell as well as retail distributors anticipate, such protections could lead to our having excess inventory or being subject to significant holdback and repayment obligations, which may be arbitrarily applied by retailers and difficult for us to contest. We may be unable to recover from a manufacturer of our products any such amounts that we are required to pay to retailers. Accordingly, these obligations could materially impair our cash flow, revenues and financial condition.

Our obligations to Eastech are secured by all of our assets, so if we default on those obligations, Eastech can foreclose on our assets.

Eastech has a security interest in all of our assets, although Eastech’s security interest in our intellectual property is expected to be released following the closing of the Private Placement. As a result, if we default under our obligations to Eastech, Eastech could foreclose its security interest and liquidate some or all of these assets, which would harm our business, financial condition and results of operations.

We rely on third-party digital content, which may not be available to us on commercially reasonable terms or at all.

We contract with third parties to offer their digital content to customers. We pay royalties/fees to obtain the rights to offer to our customers this third-party digital content. Our licensing arrangements with these third-party content providers are short-term in nature and do not guarantee the future renewal of these arrangements at commercially reasonable terms, if at all. Certain parties in the digital content industry have consolidated and formed alliances, which could limit the availability of, and increase the fees required to offer, digital content to customers. Further, some third-party content providers may currently, or in the future, offer music and video products and services that compete with our music and video products and services, and could take action to make it more difficult or impossible for us to license their digital content in the future. If we are unable to continue to offer a wide variety of digital content at reasonable prices with acceptable usage rules, or continue to expand our geographic reach outside the U.S., then revenues and gross margins of our content business may be adversely affected.

Our digital content business depends on our continuing ability to license compelling content on commercially reasonable terms, which we may not be able to do.

We must continue to obtain compelling digital media content for our video and music services in order to develop and increase revenue and overall customer satisfaction for our products and services.

In some cases, we have and will have to pay substantial fees to obtain premium content even though we have limited experience determining what video content will be successful with current and prospective customers. In addition, certain of our content licensing agreements may have high fixed costs, and we may decide not to renew certain agreements. If we cannot obtain premium digital content for any of our digital content services on commercially reasonable terms, or at all, our business will be harmed.

The success of our content services depends upon our ability to add new and retain existing customers, which we may not be able to do.

If we do not retain existing customers and continue to add new customers of our content services, our operating results will be adversely impacted. Download content businesses are a relatively new media delivery model and we cannot predict with accuracy our long-term ability to retain customers or add new customers. In order to attract customers, our customer sign-up process must be simple and logical and our products must be reliable and provide a positive customer experience. Customers may choose not to download content from our website for many reasons, including a perception that the service does not provide enough value, a lack of attractive or exclusive content generally or as compared to competitive offerings, or because customer service issues are not satisfactorily resolved, or perceived security concerns. In addition, the costs of marketing and promotional activities necessary to add new users and the costs of obtaining content that customers desire may adversely impact our margins and operating results.

Royalty rates for digital media are not yet fully established, so a determination of high royalty rates could negatively impact our operating results.

Royalty rates associated with digital content services in the U.S. and abroad are not fully established. If the rates agreed to are higher than we expect, this expense could negatively impact our operating results.

Our video content business faces substantial competitive challenges that we will need to overcome in order to be successful.

Our video content service faces competition from existing competitive alternatives, such as Apple’s iTunes, which now provides video downloads for video-capable iPods, and other emerging services and technologies. We face competition in these markets from traditional media outlets such as television (including cable and satellite), radio (terrestrial and satellite), CDs, DVDs, videocassettes and others, and may in the future face competition from new or as yet unknown sources (such as broadband telephone providers). Emerging Internet media sources and established companies entering into the Internet media content market include Time Warner’s AOL subsidiary, Microsoft, Apple, Google, Yahoo! and broadband Internet service providers who can be expected to be significant competitors. We expect this competition to become more intense as the market and business models for Internet video content mature and more competitors enter these new markets. Competing services may be able to obtain better or more favorable access to compelling video content than we can and may develop better offerings than we have and may be able to leverage other assets to promote their offerings successfully.

We may not be successful in the market for downloadable media.

The market for products that enable the downloading of media and personal music management is still evolving. We may be unable to develop a revenue model or sufficient demand to take advantage of this market opportunity. We cannot predict whether consumers will adopt or maintain our products as their primary application to play, record, download and manage their digital content. Our inability to achieve or maintain widespread acceptance for our digital architecture or widespread distribution of our products could hold back the development of revenue streams from these market segments, including digital music and video content, and therefore could harm the prospects for our business.

Development delays or cost overruns may negatively affect our operating results.

We have experienced development delays and cost overruns in our development efforts in the past and we may encounter such problems in the future. Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements. Also, our products may contain undetected errors, including security errors, that could cause increased development costs, loss of revenue, adverse publicity, reduced market acceptance of our products or services or lawsuits by customers.

If our products are not able to support the most popular digital media formats, our business will be substantially impaired.

The success of our products and services depends upon our products’ support for a variety of media formats and wireless data formats. Technical formats and consumer preferences may change over time, and we may be unable to adequately address consumer preferences or fulfill the market demand for new and evolving formats. We may not be able to license technologies, like codecs or digital rights management technology, that obtain widespread consumer and developer use, which would harm consumer and developer acceptance of our products and services. In addition, our codecs and formats may not continue to be in demand or as desirable as other third party codecs and formats.

Our mobile products will not be successful if consumers do not use mobile devices to access video digital media.

In order for our investments in the development of mobile products to be successful, consumers must adopt and use mobile devices for consumption of digital media. To date, consumers have not widely adopted these products for use in accessing and consuming video digital media, and if the rate of adoption of these products by consumers of video digital media does not increase significantly, our business and prospects will be harmed.

If we were to lose the services of members of our senior management team, we may not be able to execute our business strategy.

Our future success depends in large part upon the continued service of key members of our senior management team. All of our executive officers and key employees are at-will employees. In addition, Jeff Oscodar, our Chief Executive Officer and President, is entitled to receive a $135,000 severance payment plus the accelerated vesting of his options if he terminates his employment within 12 months after the Merger, which constitutes a change of control of HHE under the terms of his employment agreement. The loss of any of our senior management or key personnel could seriously harm our business.

Our failure to attract, train or retain highly qualified personnel could harm our business.

Our success also depends on our ability to attract, train and retain qualified personnel in all areas, especially those with management and product development skills. In particular, we must hire and retain experienced management personnel to help us grow and manage our business, and skilled software engineers to further our research and development efforts. At times, we have experienced difficulties in hiring and retaining personnel with the proper training or experience, particularly in technical and media areas. Competition for qualified personnel is intense, particularly in high-technology centers such as the San Francisco Bay Area, where our corporate headquarters are located. If we do not succeed in attracting new personnel or in retaining and motivating our current personnel, our business could be harmed.

Changes in network infrastructure, transmission methods and protocols, and broadband technologies pose risks to our business.

Our products and services depend upon the means by which users access media content over the Internet and wireless networks. If popular technologies, transmission methods and protocols used for accessing digital media content change, and we do not timely and successfully adapt our products and services to these new technologies, transmission methods and protocols, our reputation could be damaged, use of our technologies and products would decrease, and our business and operating results would be harmed.

Development of new technologies, products and services for new transmission infrastructure could increase our vulnerability to competitors by enabling the emergence of new competitors, such as traditional broadcast and cable television companies, which have significant control over access to content, substantial resources and established relationships with media providers. Our current competitors may also develop relationships with, or ownership interests in, companies that have significant access to or control over the broadband transmission infrastructure or content.

Emerging new standards for non-PC devices could harm our business if our products and technologies are not compatible with the new standards.

We do not believe that complete standards have emerged with respect to non-PC wireless and cable-based systems. If we do not successfully make our products and technologies compatible with emerging standards, we may miss market opportunities and our business and results will suffer. If other companies’ products and services, including industry-standard technologies or other new standards emerge or become dominant in any of these areas, or differing standards emerge among different global markets, demand for our technology and products could be reduced or they could become obsolete.

Our business and operating results will suffer if our systems or networks fail, become unavailable or perform poorly so that current or potential users do not have adequate access to our products, services and websites.

Our ability to provide our products and services to our customers and operate our business depends, in part, on the continued operation of our information systems and networks. A significant or repeated reduction in the performance, reliability or availability of our information systems and network infrastructure could harm our ability to conduct our business, and harm our reputation and ability to attract and retain users, customers, advertisers and content providers.

Problems with our systems and networks could result from our failure to adequately maintain and enhance these systems and networks, natural disasters and similar events, power failures, intentional actions to disrupt our systems and networks and many other causes. The vulnerability of our computer and communications infrastructure is enhanced because it is located at three separate facilities in San Francisco, California, an area that is at heightened risk of earthquakes and fires. We do not currently have fully redundant systems or a formal disaster recovery plan, and we may not have adequate business interruption insurance to compensate us for losses that may occur from a system outage.

We rely on the continued reliable operation of third parties’ systems and networks and, if these systems and networks fail to operate or operate poorly, our business and operating results will be harmed.

Our operations are in part dependent upon the continued reliable operation of the information systems and networks of third parties. If these third parties do not provide reliable operations, our ability to service our customers will be impaired and our business, reputation and operating results could be harmed.

Our network is subject to security risks that could harm our business and reputation and expose us to litigation or liability.

Online commerce and communications depend on the ability to transmit confidential information and licensed intellectual property securely over private and public networks. Any compromise of our ability to transmit and store such information and data securely, and any costs associated with preventing or eliminating such problems, could damage our business, hurt our ability to distribute products and services and collect revenue, threaten the proprietary or confidential nature of our technology, harm our reputation, and expose us to litigation or liability. We also may be required to expend significant capital or other resources to protect against the threat of security breaches or hacker attacks or to alleviate problems caused by such breaches or attacks. Any successful attack or breach of our security could hurt consumer demand for our products and services, expose us to consumer class action lawsuits and harm our business.

We may be forced to litigate to defend our intellectual property rights, or to defend against claims by third parties against us relating to intellectual property rights.

Disputes regarding the ownership of technologies and rights associated with media, digital distribution and online businesses are common and likely to arise in the future. We may be forced to litigate to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties’ proprietary rights. Any such litigation could be very costly and could distract our management from focusing on operating our business. The existence and/or outcome of any such litigation could harm our business.

It is not yet clear how laws designed to protect children that use the Internet may be interpreted, and such laws may apply to our business in ways that may harm our business.

The Child Online Protection Act and the Child Online Privacy Protection Act impose civil and criminal penalties on persons distributing material harmful to minors (e.g., obscene material) over the Internet to persons under the age of 17, or collecting personal information from children under the age of 13. We do not knowingly distribute harmful materials to minors or collect personal information from children under the age of 13. However, the manner in which these Acts may be interpreted and enforced cannot be fully determined, and future legislation similar to these Acts could subject us to potential liability if we were deemed to be non-compliant with such rules and regulations, which in turn could harm our business.

We may be subject to market risk and legal liability in connection with the data collection capabilities of our products and services.

Many of our products are interactive Internet applications that by their very nature require communication between a client and server to operate. To provide better consumer experiences and to operate effectively, our products send information to our servers. Many of the services we provide also require that a user provide certain information to us. We post an extensive privacy policy concerning the collection, use and disclosure of user data involved in interactions between our client and server products. Any failure by us to comply with our posted privacy policy and existing or new legislation regarding privacy issues could impact the market for our products and services, subject us to litigation and harm our business.

We may be subject to legal liability for the provision of third-party products, services or content.

We may periodically enter into arrangements to offer third-party products, services, content or advertising under our brands or via distribution on our websites or in our products or service offerings. We may be subject to claims concerning these products, services, content or advertising by virtue of our involvement in marketing, branding, broadcasting or providing access to them. Our agreements with these parties may not adequately protect us from these potential liabilities. It is also possible that, if any information provided directly by us contains errors or is otherwise negligently provided to users, third parties could make claims against us, including, for example, claims for intellectual property infringement. Investigating and defending any of these types of claims is expensive, even if the claims do not result in liability. If any of these claims results in liability, we could be required to pay damages or other penalties, which could harm our business and our operating results.

When we account for employee stock options using the fair value method, it could significantly reduce our results of operations.

In December 2004, the FASB issued SFAS 123 (revised 2004), ‘‘Share-Based Payment’’ (SFAS 123R), which requires a company to recognize, as an expense, the fair value of stock options and other stock-based compensation beginning in the quarter ending September 30, 2005. In April 2005, the Securities and Exchange Commission issued ‘‘Amendment to Rule 4-01(a) of Regulation S-X Regarding the Compliance Date for Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment’’, which amends the compliance date with regard to SFAS 123R to annual periods beginning on or after June 15, 2005. We will be required to record an expense for our stock-based compensation plans using the fair value method as described in SFAS 123R, which will result in significant and ongoing accounting charges. Stock options are a key part of the compensation packages that we offer our employees. If we are forced to curtail our broad-based option program due to these additional charges, it may become more difficult for us to attract and retain employees.

Following the Merger, we became subject to the reporting requirements of the federal securities laws, which impose additional burdens on us.

As a result of the Merger, we have become a public reporting company and, accordingly, subject to the information and reporting requirements of the Exchange Act and other federal securities laws, including compliance with the Sarbanes-Oxley Act. The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to increase. In addition, we will incur substantial expenses in connection with the preparation of the registration statement covering the shares of common stock sold in the Private Placement.

It may be time-consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. Certain members of our management have limited or no experience operating a company whose securities are traded or listed on an exchange, nor with SEC rules and requirements, including SEC reporting practices and requirements that are applicable to a publicly traded company. We may need to recruit, hire, train and retain additional financial reporting, internal controls and other personnel in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications required by the Sarbanes-Oxley Act.

Mergers of the type we just completed are usually heavily scrutinized by the SEC and we may encounter difficulties or delays in obtaining future regulatory approvals.

Historically, the SEC and Nasdaq have not generally favored transactions in which a privately-held company merges into a largely inactive company with publicly traded stock, and there is a significant risk that we may encounter difficulties in obtaining the regulatory approvals necessary to conduct future financing or acquisition transactions, or to eventually achieve a listing of shares on one of the Nasdaq Stock Markets or on a national securities exchange. Effective August 22, 2005, the SEC adopted rules dealing with private company mergers into dormant or inactive public companies. As a result, it is likely that we will be scrutinized carefully by the SEC and possibly by the National Association of Securities Dealers or Nasdaq, which could result in difficulties or delays in achieving SEC clearance of any future registration statements, including the registration statement we must file as a result of the Private Placement, or other SEC filings that we may pursue, in attracting NASD-member broker-dealers to serve as market-makers in our stock, or in achieving admission to one of the Nasdaq Stock Markets or any other national securities market. As a consequence, our financial condition and the value and liquidity of our shares may be negatively impacted.

Because HHE has become public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with HHE’s becoming public through a ‘‘reverse merger.’’ Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on our behalf.

Our directors, executive officers and entities affiliated with them beneficially own a substantial number of shares of our common stock, which gives them significant control over certain major decisions on which our stockholders may vote and may discourage an acquisition of us.

Our executive officers, directors and affiliated persons currently beneficially own, in the aggregate, approximately 40% of our outstanding common stock. Additionally, this figure does not reflect the increased percentages that the officers and directors may have in the event that they exercise any of the options which have been, or may be, granted to them under our employee incentive plans in place or under plans that may in the future be adopted or if they otherwise acquire additional shares of our common stock. The interests of our current officers and directors may differ from the interests of other stockholders. As a result, these current officers, directors and affiliated persons will have significant influence over all corporate actions requiring stockholder approval, irrespective of how the Company’s other stockholders may vote, including the following actions:

•	elect or defeat the election of our directors;

•	amend or prevent amendment of our certificate of incorporation or bylaws;

•	effect or prevent a merger, sale of assets or other corporate transaction; and

•	control the outcome of any other matter submitted to the shareholders for vote.

Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Delaware law and the Company’s charter documents contain provisions that could discourage or prevent a potential takeover, even if such a transaction would be beneficial to the Company’s stockholders.

Provisions of Delaware law and the Company’s certificate of incorporation and bylaws could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise, and the removal of incumbent officers and directors. See ‘‘Description of Securities.’’

Failure to cause a registration statement to become effective in a timely manner could materially adversely affect us.

We have agreed, at our expense, to prepare a registration statement covering the shares of common stock offered in the Private Placement and to use our best efforts to file that registration statement with the SEC within 60 days of the closing date of the Private Placement. There are many reasons, including those over which we have no control, which could delay the filing or effectiveness of the registration statement, including delays resulting from the SEC review process and comments raised by the SEC during that process. Failure to cause a registration statement to become effective in a timely manner could materially adversely affect us and result in penalties required to be paid to purchasers in the Private Placement.

Risks Relating to Our Industry

Our industry is subject to rapid technological change, and if we are not successful in responding to such changes, our business will be negatively impacted.

The market for entertainment products, particularly in the hand held and portable device area, is characterized by rapid technological developments, evolving industry standards and customer demands, and frequent release of new products and enhancements of existing products. Our success will depend in significant part on our ability to enhance our technology and our products continually in response to both evolving demands of the marketplace and competing products. If we are not successful in doing so, our business would be negatively impacted.

Interpretation of existing laws that did not originally contemplate the Internet could harm our business and operating results.

The application of existing laws governing issues such as property ownership, copyright and other intellectual property issues to the Internet is not clear. Many of these laws were adopted before the advent of the Internet and do not address the unique issues associated with the Internet and related technologies. In many cases, the relationship of these laws to the Internet has not yet been interpreted. New interpretations of existing laws may increase our costs, require us to change business practices or otherwise harm our business.

Risks Relating to Our Common Stock

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	technological innovations or new products and services by us or our competitors;

•	intellectual property disputes;

•	additions or departures of key personnel;

•	sales of our common stock (particularly following effectiveness of the resale registration statement required to be filed in connection with the Private Placement);

•	our ability to execute our business plan;

•	operating results that fall below expectations;

•	loss of any strategic relationship;

•	industry developments;

•	economic and other external factors; and

•	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

There may be a limited public market for our securities and we may fail to qualify for Nasdaq or other listing.

Although we intend to apply for listing of our common stock on either the Nasdaq Stock Market or a registered exchange, there can be no assurance if and when the initial listing criteria could be met or if such application would be granted, or that the trading of the common stock will be sustained. In the event that the common stock fails to qualify for initial or continued inclusion on the Nasdaq Stock Market or for initial or continued listing on a registered stock exchange, trading, if any, in the common stock would then continue to be conducted on the OTC Bulletin Board and in what are commonly referred to as ‘‘pink sheets.’’ As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the common stock, or to obtain coverage for significant news events concerning us, and the common stock would become substantially less attractive for margin loans, for investment by financial institutions, as consideration in future capital raising transactions or other purposes.

Our common stock may be deemed a ‘‘penny stock’’, which would make it more difficult for our investors to sell their shares.

Our common stock may be subject to the ‘‘penny stock’’ rules adopted under Section 15(g) of the Securities Exchange Act of 1934. The penny stock rules apply to non-Nasdaq companies whose common stock trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than ‘‘established customers’’ complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, that could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. In addition, the shares of common stock sold in the Private Placement will be freely tradable upon effectiveness of a registration statement covering such shares.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the number of shares of our common stock beneficially owned on February 10, 2006, immediately following the Merger, by:

•	each person who is known by us to beneficially own 5% or more of our common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers, as a group.

Except as otherwise set forth below, the address of each of the persons listed below is 539 Bryant Street, Suite 403, San Francisco, CA 94107.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Shares Beneficially Owned (2)
5% Stockholders
Goldpine Partners, LLC	980,894	(3)	8.0%
436 Grove Lane
Santa Barbara, CA 93105
Directors and Named Executive Officers:
Jeff Oscodar	467,755	(4)	3.8%
Tim Keating	585,000	(5)	4.7%
Garrett Cecchini	607,889	(6)	5.0%
Carl Page	3,119,341	(7)	26.0%
Greg Sutyak	189,028	(8)	1.6%
Bill Keating	585,000	(5)	4.7%
Geoff Mulligan	379,000	(9)	3.2%
Nathan Schulhof	—		—
All officers and directors as a group (8 persons)	5,348,013	(4)(5)(6)(7)(8)(9)	39.9%

(1)	Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Also includes options and warrants to purchase shares of common stock exercisable within sixty (60) days. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)	Based upon 11,867,498 shares of common stock outstanding immediately following the Merger, which incorporates (a) consummation of the Private Placement, (b) the cancellation of 25,329,000 shares of common stock pursuant to transfer agent instructions to effect such cancellations, and (c) with respect to each individual holder, rights to acquire common stock exercisable within 60 days.

(3)	Includes outstanding warrants to purchase 414,227 shares that are currently exercisable or will become exercisable within 60 days. Does not include outstanding warrants to purchase 51,773 shares that are not currently exercisable.

(4)	Represents options that are currently exercisable or will become exercisable within 60 days. Does not include outstanding options to purchase 467,755 shares that are not currently exercisable.

(5)	Represents warrants owned by Nekei, LLC that are currently exercisable or will become exercisable within 60 days. Tim Keating and Bill Keating own 100% of the equity interests in Nekei, LLC. Each of Tim Keating and Bill Keating disclaims beneficial ownership of these shares except to the extent of his equity interest therein.

(6)	Includes outstanding options to purchase 183,889 shares that are currently exercisable or will become exercisable within 60 days. Does not include outstanding options to purchase 116,111 shares that are not currently exercisable.

(7)	Includes 2,491,673 shares that were issued upon conversion of convertible notes held by Mr. Page, effective upon the Merger. Also includes outstanding options to purchase 57,778 shares and outstanding warrants to purchase 60,000 shares that are currently exercisable or will become exercisable within 60 days. Does not include outstanding options to purchase 7,222 shares that are not currently exercisable.

(8)	Represents options that are currently exercisable or will become exercisable within 60 days. Does not include outstanding options to purchase 120,972 shares that are not currently exercisable.

(9)	Shares are jointly held by Mr. Mulligan and his wife.

Directors and Executive Officers

The following table sets forth information regarding the members of our board of directors and our executive officers and other significant employees. All of our officers and directors were appointed on February 10, 2006, the closing date of the Merger. All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board.

Name	Age	Position
Jeff Oscodar	47	Director, President and Chief Executive Officer
Tim Keating	47	Chief Operating Officer
Garrett Cecchini	57	Executive Vice President, Secretary and Founder
Carl Page	41	Director, Chief Technology Officer
William J. Bush	40	Acting Chief Financial Officer
Greg Sutyak	50	Executive Vice President, Finance and Operations
Larry Gitlin	47	Vice President of Business Development
Eric Hamilton	51	Chief Scientist
Bill Keating	48	Chairman of the Board of Directors
Geoff Mulligan	54	Director and Founder
Nathan Schulhof	56	Director

Biographies

Executive Officers

Jeff Oscodar, President and Chief Executive Officer. Mr. Oscodar has nearly 20 years of experience in the technology industry. He has been the President and Chief Executive Officer of HHE since November 2004 and a member of its board of directors since May 2005. Prior to joining HHE, from July 1999 to November 2004, Mr. Oscodar founded and ran Rule 168 Advisors, a consulting firm focused on the commercialization of new technology. At Rule 168, he advised Raytheon on how to turn defense industry applications into valuable commercial operations. In August 1995, Mr. Oscodar co-founded and served as Vice President of Business Development for InfoGear Technology Corporation, then the market leader in building Internet appliance products and services. InfoGear was sold to Cisco Systems for $301 million in March 2000. While at InfoGear, Mr. Oscodar established more than 100 content partnerships with companies such as Amazon.com, eToys, Time.com, USA Today and Yahoo!. He also developed and launched an international affiliate program that brought InfoGear content to partners in Australia, New Zealand and South Africa. Mr. Oscodar was named one of the most influential people in consumer electronics in 1997 by Broadband magazine.

Tim Keating, Chief Operating Officer. Mr. Keating has been the Chief Operating Officer of HHE since December 2005. Prior to joining HHE, he was employed at Intel Corporation for 21 years, most recently as managing director of Intel Capital Europe from January 1998 to October 2002. In that capacity, Mr. Keating oversaw Intel Capital Europe’s equity investment in 70 projects. In addition, Mr. Keating held positions at Intel in engineering, product and brand marketing, channel management, and sales management. He held director and General Manager positions at Intel from 1992, when he was the marketing director for the Pentium Processor Division, a position he held from brand development to product launch. Mr. Keating spent the last 12 years in Europe as the general manager of Intel’s Architecture Components and Systems Products Group and Managing Director of Intel Capital Europe.

Garrett Cecchini, Executive Vice President and Founder. Mr. Cecchini perceived a market for handheld portable video players in mid− 2001, incorporated HHE in 2003, and subsequently recruited the senior management team presently at HHE. He has served as Executive Vice President since HHE was formed in February 2003 and was appointed Secretary in February 2006. Mr. Cecchini has more than 20 years experience in the technology industry, first as a corporate lawyer principally advising technology companies and venture funds in licensing and reorganization matters and then as an entrepreneur. In 1998, he founded Compression Science Corporation, a company which developed advanced broadcast video encoder technology which was sold to Philips Electronics in 2002. Mr. Cecchini’s primary duties at the company encompass both content licensing and retail marketing and distribution.

Carl Page, Director, Chief Technology Officer. Mr. Page has been with HHE since it was formed in February 2003, has been a director since June 2004 and currently serves as its Chief Technology Officer. In February 1998, Mr. Page co-founded eGroups, Inc., which was acquired by Yahoo! in 2000 and is now known as Yahoo! Groups, one of the largest Internet community services. Prior to joining HHE, Mr. Page concentrated on making investments in technology companies.

William J. Bush, Acting Chief Financial Officer.    Mr. Bush joined HHE’s executive team in January 2006 and brings over 15 years of experience in accounting, financial support and business development. From 2002 to 2005, Mr. Bush was the Chief Financial Officer and Secretary for International Microcomputer Software, Inc. (OTCBB: IMSI), a developer and distributor of precision design software, content and on-line services. Prior to that he was a Director of Business Development and Corporate Controller for Buzzsaw.com.  Mr. Bush was one of the founding members of Buzzsaw.com, a privately held company spun off from Autodesk, Inc. in 1999, focusing on online collaboration, printing and procurement applications. From 1997 to 1999, Mr. Bush worked as Corporate Controller at Autodesk, Inc. (NASDAQ: ADSK), the fourth largest software applications company in the world. Mr. Bush began his career in public accounting with Ernst & Young, and later with Price Waterhouse in Munich, Germany. He received a B.S. in Business Administration from U.C. Berkeley and is a Certified Public Accountant.

Greg Sutyak, Executive Vice President, Finance and Operations. Mr. Sutyak has over 25 years of business management and finance experience. He has spent the last 15 years in the high-technology markets, specifically for Internet-based systems, online services and software companies. He spent ten years in banking (Tokai Bank), where he was a Vice President and managed a $100M portfolio. He then participated in a series of technology ventures. From November 1992 to January 1995, he served as co-founder and Chief Financial Officer at TestDrive Corporation, a mass-market software distribution business, which employed patented technology to electronically market and download intellectual property. TestDrive was successfully developed and sold to a Fortune 100 Company, RR Donnelly & Sons (NYSE:RRD). From March 1995 to May 2001, Mr. Sutyak was Chief Financial Officer at audiohighway.com, an online information and entertainment company with one of the largest libraries of free audio content on the Internet. The company also developed and patented one of the industry’s first portable digital audio players. Audiohighway had an initial public offering in 1998 (NASDAQ:AHWY) and achieved a market cap of $300M. From June 2001 to April 2003, Mr. Sutyak held the position of Chief Financial Officer at DSS Software Technologies, a full-cycle project management and IT consulting company. Mr. Sutyak helped successfully sell the company to Diversinet Corp. (NASDAQ:DVNT), a security software product company that develops, markets and sells identity management security solutions for the secure transmission of data over wireless networks and devices. Mr. Sutyak served as HHE’s chief financial officer from May 2003 to January 2006 and as HHE’s executive vice president, finance and operations since January 2006.

Larry Gitlin, Vice President of Business Development. Mr. Gitlin has produced and line-produced more than a dozen films and TV shows in Hollywood, and worked on projects including, ‘‘The Mighty Morphin Power Rangers,’’ ‘‘Hell Hunters’’ and ‘‘Firearm.’’ For more than 15 years, Mr. Gitlin has gained experience in advanced strategic business development, product development, sales and operations and has specialized in digital media, motion picture and broadcast television, as well as wireless and advanced telecommunications products including advanced DSL, Wi-Fi and PON/FTTX. In early 2001, Mr. Gitlin served as a core member of Qwest’s Corporate Business Development group, launching an electronic media delivery product suite trial at Qwest for the entertainment industry. He also co-created a comprehensive security business unit within Qwest for enterprise and government channels that utilized a broad range of IP-based network applications, Infosec, SSL architectures, DIA, VoIP and local-loop access. After Qwest, Mr. Gitlin consulted with several top Silicon Valley firms such as Harmonic, Inc., leaders in compression and optical network products. Mr. Gitlin joined HHE in July 2004.

Board of Directors

In addition to Jeff Oscodar and Carl Page, the following persons serve on our board of directors:

Bill Keating, Chairman. Mr. Keating has been a member of the board of directors of HHE since October 2004. Since 2004, Mr. Keating has been the Chief Executive Officer of Xtend Networks, a division of Vyyo, Inc., a provider of cable television multimedia-service router bandwidth solutions. He is a founding member of Nekei, a venture-catalyst consulting company formed in 2002, and is a 25-year veteran of the technology industry. A number of recent business ventures for which Mr. Keating helped to arrange funding have either gone public or been successfully acquired. These include Moxi Digital (sold to Paul Allen in 2002) and WebTV (sold to Microsoft in 1997). In addition, from 1997 to 2000, Mr. Keating was General Manager at Microsoft TV, a division of Microsoft that provided broadband middleware for worldwide cable, telco and satellite television. From 1993 to 1996, he was Senior Vice President at General Magic, a leading supplier of PDAs and intelligent online services. From 1991 to 1992, he was Vice President and General Manager at Rational Software, a leading supplier of software development tools. From 1985 to 1991, he was Director of Technology Marketing at Sun Microsystems, a leading supplier of workstations, servers and enterprise software platforms.

Geoff Mulligan, Director and Founder. Mr. Mulligan co-founded HHE in February 2003 and has served as a member of its board of directors since that time. Since September 2002, Mr. Mulligan has been Chief Operating Officer of Konami Digital Entertainment, the U.S. subsidiary of the $2.3 billion Japanese developer and publisher of digital entertainment software. From March 2002 to September 2002, Mr. Mulligan served as President and Chief Operating Officer of Xicat Interactive, Inc., a developer of PC entertainment software. From 1991 to 2002, Mr. Mulligan was Senior Vice President of Business Development for Acclaim Entertainment, Inc., a global developer and publisher of entertainment software. Prior to joining Acclaim, Mr. Mulligan was President of Activision International, a consumer electronics and gaming company. He is also one of the founders of the Entertainment Software Association (ESA), the governing body of the $11 billion U.S. entertainment software industry.

Nathan Schulhof, Director. Mr. Schulhof has served as a director of HHE since 2004. Since the late 1970s, Mr. Schulhof has founded several successful companies. In the late 1970s, Mr. Schulhof began working on a software idea that eventually bore fruit as Silicon Valley Systems (SVS), a developer of a high-resolution graphics word processor for the Apple II computer. Prior to co-founding audiohighway.com, Mr. Schulhof formed TestDrive Corporation, a distributor of encrypted computer software. TestDrive was later sold to R.R. Donnelley & Sons Co. In the late 1990s, Mr. Schulhof led the transformation of Information Highway Media Corporation into audiohighway.com, a destination website for downloading and streaming media. Mr. Schulhof also helped take audiohighway.com public in 1998. Mr. Schulhof helped to develop the MP3 player, with four U.S. patents bearing his name. Mr. Schulhof has been extensively quoted and featured in technology and consumer media, including pieces in the Wall Street Journal, Forbes, Businessweek, Inc., and Success, among others. From 2001 to July 2005, Mr. Schulhof acted as manager of Goldpine Partners, LLC, a Southern California-based consulting and investment firm he co-founded that focuses on engagements with technology and biotechnology companies.

Significant Employee

Eric Hamilton, Chief Scientist. Mr. Hamilton is a leading compression scientist and past chair of the International JPEG Committee, which is responsible for developing the successful JPEG image coding standard and JPEG 2000, a standard that uses state-of-the-art compression techniques based on wavelet technology. He has served as Chief Scientist at HHE since April 2003. In 1988, Mr. Hamilton helped found C-Cube Microsystems, Inc., where he played a key role in developing the architectures of the early JPEG and MPEG semiconductor products. From 2000 to 2002, he served as Chief Technical Officer of Compression Science Corporation. He has held senior positions with several other Silicon Valley digital video companies, including Compression Labs, Inc., StarSignal, Inc. and Margi Systems, Inc.

There are no family relationships among our directors and executive officers, except that Tim Keating, our Chief Operating Officer, and Bill Keating, Chairman of the Board of Directors, are brothers.

Meetings of Our Board of Directors

Each of Vika-NV’s and Vika-DE’s board of directors did not hold any meetings during the year ended December 31, 2005. HHE’s board of directors held four meetings during the year ended December 31, 2005.

Board Committees

Audit Committee.    We intend to establish an audit committee of the board of directors, which will consist of independent directors. The audit committee’s duties would be to recommend to our board of directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles. The audit committee would review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee would at all times be composed exclusively of directors who are, in the opinion of our board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee.    We intend to establish a compensation committee of the board of directors. The compensation committee would review and approve our salary and benefits policies, including compensation of executive officers. The compensation committee would also administer our stock option plans and recommend and approve grants of stock options under such plans.

Director Compensation

We do not currently compensate our directors for acting as such, although we may do so in the future, including with cash and/or equity.

Executive Compensation

Summary Compensation Table

The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by the Company’s chief executive officer and all other executive officers who received or are entitled to receive remuneration in excess of $100,000 during the stated periods.

		Annual Compensation			Long-term Compensation
					Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options/ SARs (#)
Jeff Oscodar	2005	180,000	—	—	502,160
President and Chief Executive	2004	35,000	—	—	433,350
Officer	2003	—	—	—	—

Tim Keating	2005	120,000	—	—	—
Chief Operating Officer	2004	10,000	—	—	—
	2003	—	—	—	—

Garrett Cecchini	2005	99,000	20,000	*	20,000
Executive Vice President	2004	83,375	—	*	10,000
	2003	65,000	—	*	200,000

Greg Sutyak	2005	103,500	—	*	50,000
Executive Vice President	2004	109,000	—	*	10,000
	2003	63,000	—	*	200,000

*	Perquisites and other personal benefits received by each of Messrs. Cecchini and Sutyak did not exceed the lesser of $50,000 or 10% of his total annual salary and bonus for each of the years indicated.

Option Grants in Last Fiscal Year

The following table sets forth information regarding stock options granted to the named executive officers during the year ended December 31, 2005.

Name	Number of Securities Underlying Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date
Jeff Oscodar	502,160	67.4%	0.37	11/3/15
Tim Keating	—	—	—	—
Garrett Cecchini	20,000	2.7%	0.37	11/3/15
Greg Sutyak	50,000	6.7%	0.37	11/3/15

During the year ended December 31, 2005, none of the named executive officers exercised any stock options.

Employment and Indemnification Agreements

The Company has assumed HHE’s employment agreement with Jeff Oscodar, President and Chief Executive Officer of the Company. The Company is required to pay him a base salary of $300,000 per year, as authorized by HHE’s board of directors, as a result of the consummation of the Private Placement and the Merger. He is also provided with medical coverage, vacation time and other benefits that are customary for executive officers in our industry. Further, Mr. Oscodar is entitled to serve on the Company’s board of directors.

As required under his employment agreement, Mr. Oscodar was granted stock options exercisable for 433,350 shares of the Company’s common stock at the exercise price of $0.37 per share, under the Company’s 2003 Stock Option/Stock Issuance Plan. Such option has a vesting commencement date of

September 1, 2004 and is exercisable as to 1/36 of such shares each month thereafter. Mr. Oscodar’s employment agreement is terminable by either party upon 60 days’ notice and also provides that if he terminates his employment within 12 months after a change of control of the Company, if the Company terminates his employment without cause, or if he terminates his employment due to certain changes in the circumstances of his employment, the Company is required to pay him severance of $135,000 and all options granted to him under his employment agreement will immediately vest and become exercisable. As the Merger constitutes a change of control of HHE under the terms of his employment agreement, if Mr. Oscodar terminates his employment with the Company within 12 months after the closing of the Merger, he will receive his severance payment plus the accelerated vesting of his options.

On November 3, 2005, Mr. Oscodar received an additional grant of options to purchase 502,160 shares of common stock at an exercise price of $0.37 per share. Such option has a vesting commencement date of November 3, 2005 and is exercisable as to 1/36 of such shares each month thereafter.

Should Mr. Oscodar’s employment with the Company cease prior to the date upon which the options become exercisable, all of his options that are not exercisable on the date of such termination of employment will lapse and become void, except under the circumstances described above.

Pursuant to Director and Officer Indemnification Agreements with each of our directors and officers, the Company will indemnify each of the above mentioned officers of the Company to the fullest extent of the law permitted or required by the State of Delaware.

Stock Option Plans

In 2003, HHE’s board of directors adopted, and its shareholders approved, the 2003 Stock Option/Stock Issuance Plan (the ‘‘Plan’’). In November 2005, HHE’s board of directors approved an amendment to the Plan increasing the total number of shares for which options may be granted under the Plan to 3,000,000, which amendment was approved by HHE’s shareholders on February 8, 2006. Effective February 10, 2006, the Plan was assumed by Vika-DE and approved by written consent of Vika-DE’s stockholders. The purpose of the Plan is to further the growth and general prosperity of the Company by enabling its employees, contractors and service providers to acquire the Company’s common stock, increasing their personal involvement in the Company and thereby enabling the Company to attract and retain its employees.

The Plan, as amended, provides for the granting of options to purchase up to an aggregate of 3,000,000 shares of common stock to our employees, directors and other service providers. Any options that expire prior to exercise will become available for new grants from the ‘‘pool’’ of ungranted options. Options that are granted under the Plan may be either options that qualify as incentive stock options under the Internal Revenue Code (‘‘Incentive Options’’) or those that do not qualify as such incentive stock options (‘‘Non-Qualified Options’’).

Incentive Options under the Plan may not be granted at a purchase price less than the fair market value of the common stock on the date of the grant and Non-Qualified Options may not be granted at a purchase price less than 85% of fair market value on the date of grant (or, for an option granted to a person holding more than 10% of the Company’s voting stock, at less than 110% of fair market value).

The Plan will be administered by the Board of Directors or a committee appointed by the Board of Directors. As of February 10, 2006, options to purchase an aggregate of 2,460,278 shares have been issued under the Plan.

Certain Relationships and Related Transactions

Carl Page Transactions

Starting in December 2003, Carl Page, a member of our board of directors and our Chief Technology Officer, from time to time made cash advances to us which were subsequently converted into notes totaling $3,741,049 to finance our operations. This amount was documented in four separate promissory notes. The principal and interest on three of those notes was convertible into shares of HHE’s common stock at different conversion rates. The other note entitled Mr. Page to receive a warrant to purchase 60,000 shares of HHE common stock with a strike price of $0.37 per share.

Three of the four notes provided for an interest rate of 8% from the date the advances thereunder were made to us and one note provided for an interest rate of 9.5% from the date the advances thereunder were made to us. As of December 31, 2005, the aggregate principal amount owing on these notes was $3,741,049 and the total accrued interest was $138,399, for a total of $3,879,448 owed to Mr. Page pursuant to these notes.

Pursuant to the terms of Mr. Page’s convertible notes, in connection with the Merger, an aggregate of $3,889,662 of principal and accrued interest on the convertible notes was converted into a total of 2,491,673 shares of our common stock.

Consulting Services of Nekei, LLC

Nekei, LLC is a California consulting company that is wholly owned by Tim Keating, our Chief Operating Officer, and Bill Keating, our Chairman of the Board. From August 2004 through January 2006, Nekei provided a variety of consulting services to us. In January 2006, we entered into an agreement with Nekei memorializing the compensation arrangement for all consulting services provided to us by Nekei and/or its affiliates. Nekei’s compensation consists of the following: (1) a warrant to purchase an aggregate of 585,000 shares of our common stock at an exercise price of $.0001 per share, which was issued in May 2004 and expires in May 2007; (2) a total of $180,000 paid to Nekei and its affiliates prior to January 26, 2006; and (3) $300,000 payable in three equal installments in February, March and April 2006. It is not currently anticipated that Nekei will provide further consulting services to us.

Item 3.02. Unregistered Sales of Equity Securities

In connection with the Merger, as of February 10, 2006, Vika-DE accepted subscriptions for a total of 70 units in the Private Placement, each unit consisting of 25,000 shares of our common stock, at a purchase price of $50,000 per unit, from accredited investors pursuant to the terms of a Confidential Private Offering Memorandum, dated January 24, 2006, as supplemented. We received gross proceeds from such closing of the Private Placement of $3,500,000.

The Private Placement was made solely to ‘‘accredited investors,’’ as that term is defined in Regulation D under the Securities Act. The units and the common stock were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

We intend to use approximately $850,000 of the net proceeds of the Private Placement to repay outstanding payable obligations which the Company has accrued, to use an additional $150,000 to repay a series of outstanding convertible notes (and accrued interest) which are accruing interest at the rates of 8%, 9.5% and 10%, respectively, and to use an additional $300,000 to pay Nekei, LLC, a California consulting company wholly owned by Tim Keating, our Chief Operating Officer, and Bill Keating, our Chairman of the Board, for consulting services provided to us. We currently intend to use the remaining proceeds primarily for general and corporate purposes, including to conduct research and development, for product manufacturing, and sales and marketing, as well as working capital to fund anticipated operating losses and capital expenditures, but have not designated any specific uses.

Because we have closed on only $3,500,000 in the Private Placement, we may need to seek additional sources of financing, including debt and equity financing, within the next 12 months, depending on our expected cash needs and the availability of cash flow at that time. Any additional equity financing will result in dilution to the percentage ownership of our stockholders.

The Company agreed to pay a placement agent the following fee in connection with the Private Placement: (1) a cash fee of 6% of the gross proceeds of the units sold by the placement agent in the Private Placement; (2) three-year warrants to purchase a number of shares of common stock equal to 5% of the shares sold by the placement agent in the Private Placement at an exercise price of $2.00 per share; and (3) additional warrants to purchase a number of shares of common stock equal to 5% of the shares sold by the placement agent in the Private Placement at an exercise price of $4.00 per share. However, no placement agent was used in connection with the closing of $3,500,000 in the Private Placement and, therefore, no such fee was paid.

Description of Securities

The Company is authorized to issue 50,000,000 shares of common stock and 1,000,000 shares of preferred stock. Immediately following the Merger and the closing of the Private Placement for $3,500,000, there were 11,867,498 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share. The Company’s Certificate of Incorporation does not provide for cumulative voting. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. However, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Preferred Stock

The board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Warrants

The Company has outstanding warrants to purchase an aggregate of 1,350,555 shares of common stock. The exercise prices of the warrants range from $0.0001 per share to $2.50 per share. The warrants expire at various times from December 15, 2006 to February 9, 2009.

Registration Rights

The Company has agreed to file a ‘‘resale’’ registration statement with the SEC covering all shares of common stock sold in the Private Placement on or before the date which is 60 days after the date of the closing of the Private Placement. The Company will maintain the effectiveness of the ‘‘resale’’ registration statement from the effective date through and until 18 months after the closing date of the Private Placement, unless all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144, at which time exempt sales may be permitted for purchasers of the units. The Company has agreed to use its best efforts to have such ‘‘resale’’ registration statement declared effective by the SEC as soon as possible and, in any event, within 120 days after the initial filing date.

The Company is obligated to pay to each purchaser of units a fee of 1% per month of the purchaser’s investment, payable in cash or common stock at Fair Market Value (as defined in the

Registration Rights Agreement), in the discretion of the Company, up to a maximum of 6%, for each month (i) in excess of 60 days that the registration statement has not been filed, (ii) in excess of 21 days that the Company fails to respond to the initial comments of the SEC, and (iii) in which the Company fails to use its best efforts to cause the registration statement to be declared effective.

The description of registration rights is qualified in its entirety by reference to the Registration Rights Agreement filed herewith as Exhibit 10.3.

Lock-up Agreements

All shares of common stock held by officers and directors of the Company (together with the shares held by their respective affiliates) (the ‘‘Lock Up Shares’’) are subject to lock-up provisions that provide restrictions on the future sale of common stock by the holders and their transferees. These lock-up provisions provide, in general, that the Lock Up Shares may not, directly or indirectly, be offered, sold, offered for sale, contracted for sale, hedged or otherwise transferred or disposed of for a period of twelve (12) months following the closing of the Private Placement.

Market Price and Dividends

HHE is, and has always been, a privately held company and now is a wholly-owned subsidiary of the Company. There is not, and never has been, a public market for the securities of HHE. HHE has never declared or paid any cash dividends on its capital stock. In addition, there has never been a trading market for Vika-NV’s common stock.

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (‘‘DGCL’’) provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the Company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

The Company’s Certificate of Incorporation and Bylaws provide that the Company will indemnify the Company’s directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. In addition, the Company’s director and officer indemnification agreements with each of its executive officers and directors provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that such indemnitee shall not be entitled to indemnification in connection with any ‘‘claim’’ (as such term is defined in the agreement) initiated by the indemnitee against the Company or the Company’s directors or officers unless the Company joins or consents to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by the Company’s stockholders shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Company existing as of the time of such repeal or modification.

The Company is also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

Anti-Takeover Effect of Delaware Law, Certain By-Law Provisions

Certain provisions of the Company’s By-Laws are intended to strengthen the board of directors’ position in the event of a hostile takeover attempt. These provisions have the following effects:

•	they provide that only business brought before an annual meeting by the board of directors or by a stockholder who complies with the procedures set forth in the By-Laws may be transacted at an annual meeting of stockholders; and

•	they provide for advance notice or certain stockholder actions, such as the nomination of directors and stockholder proposals.

The Company is subject to the provisions of Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a ‘‘business combination’’ with an ‘‘interested stockholder’’ for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a ‘‘business combination’’ includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an ‘‘interested stockholder’’ is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the voting stock.

Trading Information

Our common stock is currently approved for quotation on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol VKAC.OB, but is not trading. We intend to notify the OTC Bulletin Board as soon as practicable of our name change and to obtain a new symbol. As soon as practicable, and assuming we satisfy all necessary initial listing requirements, we intend to apply to have our common stock listed for trading on the American Stock Exchange or Nasdaq SmallCap Market, although we cannot be certain that any of these applications will be approved.

The transfer agent for our common stock is Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209. The Company will serve as warrant agent for the outstanding warrants.

Item 4.01. Changes in Registrant’s Certifying Accountant

Effective as of February 10, 2006, we dismissed Amisano Hanson as our independent accountants. Amisano Hanson had previously been engaged as the principal accountant to audit our financial statements. The reason for the dismissal of Amisano Hanson is that, following the consummation of the Merger on February 10, 2006, (i) the former stockholders of HHE owned a majority of the outstanding shares of our common stock and (ii) our primary business unit became the business previously conducted by HHE. The independent registered public accountant of HHE was the firm of Salberg & Company, P.A. We believe that it is in our best interest to have Salberg & Company, P.A. continue to work with our business, and we therefore retained Salberg & Company, P.A. as our new independent registered accounting firm, effective as of February 10, 2006. Salberg & Company, P.A. is located at 20283 State Road 7, Suite 300, Boca Raton, FL 33498.

The report of Amisano Hanson on our financial statements for the period from December 3, 2003 (inception) through our fiscal year ended December 31, 2004 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except that the report was qualified as to our ability to continue as a going concern.

The decision to change accountants was approved by our board of directors on February 10, 2006.

From our inception through February 10, 2006, there were no disagreements with Amisano Hanson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Amisano Hanson, would have caused it to make reference to the matter in connection with its reports.

We had made the contents of this Current Report on Form 8-K available to Amisano Hanson and requested it to furnish a letter addressed to the SEC as to whether Amisano Hanson agrees or disagrees with, or wishes to clarify our expression of, our views, or containing any additional information. A copy of Amisano Hanson’s letter to the SEC is included as Exhibit 16.1 to this Current Report on Form 8-K.

As of February 10, 2006, Salberg & Company, P.A. was engaged as our new independent registered public accountants. The appointment of Salberg & Company, P.A. was approved by our board of directors. During our two most recent fiscal years and the subsequent interim periods through February 10, 2006, we did not consult Salberg & Company, P.A. regarding either: (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-B.

Item 5.01. Changes in Control of Registrant.

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Vika-DE’s sole officer and director resigned as of February 10, 2006, immediately prior to the closing of the Merger. Pursuant to the terms of the Merger Agreement, the new directors and officers of the Company are as set forth therein. Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On February 10, 2006, the Company’s newly elected board of directors approved an amendment to its certificate of incorporation, recommending a change of its name from Vika Corp. to ‘‘Handheld Entertainment, Inc.’’ On February 10, 2006, stockholders representing the requisite number of votes necessary to approve an amendment to the certificate of incorporation took action via written consent, approving the corporate name change. On February 10, 2006, the Company filed the amendment to the certificate of incorporation with the Secretary of State of the State of Delaware.

Item 5.06. Change in Shell Company Status

As a result of the consummation of the Merger described in Items 1.01 and 2.01 of this Current Report on Form 8-K, we believe that the Company is no longer a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired. In accordance with Item 9.01(a), HHE’s audited financial statements for the fiscal years ended December 31, 2004 and 2003 and HHE’s unaudited financial statements for the nine-month interim periods ended September 30, 2005 and 2004 are filed in this Current Report on Form 8-K as Exhibit 99.1.

(b) Pro Forma Financial Information. In accordance with Item 9.01(b), our pro forma financial statements are filed in this Current Report on Form 8-K as Exhibit 99.2.

(d) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
2.1	Agreement of Merger and Plan of Reorganization, dated as of February 10, 2006, by and among Vika-DE, HHE Acquisition, Inc. and Handheld Entertainment, Inc.
3.1	Certificate of Incorporation of Vika-DE (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 8, 2006)
3.2	Certificate of Amendment to Certificate of Incorporation of Vika-DE, changing name to Handheld Entertainment, Inc.
3.3	Bylaws of Vika-DE (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on February 8, 2006)
10.1	Handheld Entertainment, Inc. 2003 Stock Option/Stock Issuance Plan, as amended
10.2	Form of Private Placement Subscription Agreement
10.3	Form of Handheld Entertainment, Inc. Registration Rights Agreement
10.4	Amended and Restated Security Agreement, dated as of July 31, 2005, by and between Eastech Electronics (Taiwan), Inc. and Handheld Entertainment, Inc.
10.5	Amended and Restated Accounts Receivable Financing and Escrow Agreement, dated as of July 31, 2005, by and among Eastech Electronics (Taiwan), Inc., Handheld Entertainment, Inc. and Niesar Curls Bartling LLP
10.6	Employment Agreement, dated as of September 1, 2004, by and between Handheld Entertainment, Inc. and Jeffrey Oscodar
10.7	Agreement, dated as of January 26, 2006, by and between Nekei, LLC and Handheld Entertainment, Inc.
10.8	Form of Director and Officer Indemnification Agreement
10.9	Letter from Scott Sutherland, dated as of February 10, 2006, resigning as a director and officer of Vika-DE and its direct and indirect subsidiaries
10.10	Form of Lockup Agreement
16.1	Letter from Amisano Hanson, dated as of February 13, 2006
99.1	Handheld Entertainment, Inc. financial statements for the fiscal years ended December 31, 2004 and 2003 (audited) and for the nine months ended September 30, 2005 and 2004 (unaudited)
99.2	Unaudited pro forma consolidated balance sheet as of December 31, 2004 and September 30, 2005 and unaudited pro forma consolidated statement of operations for the year ended December 31, 2004 and for the nine months ended September 30, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 13, 2006	HANDHELD ENTERTAINMENT, INC.
	By:	/s/ Jeff Oscodar
Jeff Oscodar Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Agreement of Merger and Plan of Reorganization, dated as of February 10, 2006, by and among Vika-DE, HHE Acquisition, Inc. and Handheld Entertainment, Inc.
3.1	Certificate of Incorporation of Vika-DE (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 8, 2006)
3.2	Certificate of Amendment to Certificate of Incorporation of Vika-DE, changing name to Handheld Entertainment, Inc.
3.3	Bylaws of Vika-DE (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on February 8, 2006)
10.1	Handheld Entertainment, Inc. 2003 Stock Option/Stock Issuance Plan, as amended
10.2	Form of Private Placement Subscription Agreement
10.3	Form of Handheld Entertainment, Inc. Registration Rights Agreement
10.4	Amended and Restated Security Agreement, dated as of July 31, 2005, by and between Eastech Electronics (Taiwan), Inc. and Handheld Entertainment, Inc.
10.5	Amended and Restated Accounts Receivable Financing and Escrow Agreement, dated as of July 31, 2005, by and among Eastech Electronics (Taiwan), Inc., Handheld Entertainment, Inc. and Niesar Curls Bartling LLP
10.6	Employment Agreement, dated as of September 1, 2004, by and between Handheld Entertainment, Inc. and Jeffrey Oscodar
10.7	Agreement, dated as of January 26, 2006, by and between Nekei, LLC and Handheld Entertainment, Inc.
10.8	Form of Director and Officer Indemnification Agreement
10.9	Letter from Scott Sutherland, dated as of February 10, 2006, resigning as a director and officer of Vika-DE and its direct and indirect subsidiaries
10.10	Form of Lockup Agreement
16.1	Letter from Amisano Hanson, dated as of February 13, 2006
99.1	Handheld Entertainment, Inc. financial statements for the fiscal years ended December 31, 2004 and 2003 (audited) and for the nine months ended September 30, 2005 and 2004 (unaudited)
99.2	Unaudited pro forma consolidated balance sheet as of December 31, 2004 and September 30, 2005 and unaudited pro forma consolidated statement of operations for the year ended December 31, 2004 and for the nine months ended September 30, 2005